Exhibit 10.26.1
LIMITED LIABILITY COMPANY AGREEMENT
OF
PIM ASHFORD VENTURE I, LLC
(a Delaware Limited Liability Company)
as of February 6, 2008
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED (1) ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT, OR (2) EXCEPT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

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SCHEDULES
Schedule A List of Members, Percentage Interests, Capital Commitments and Investments

EXHIBITS

Exhibit A	Form of Program Agreement
Exhibit B	Form of Subsidiary Agreement
Exhibit C	Investment Criteria
Exhibit D	Hypothetical Investment Calculations Example
Exhibit E	Form of Loan Servicing Agreement

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LIMITED LIABILITY COMPANY AGREEMENT
     This LIMITED LIABILITY COMPANY AGREEMENT of PIM ASHFORD VENTURE I, LLC, a Delaware limited liability company (the “Company”), is made and entered into to be effective for all purposes as of February 6, 2008, by and between PRISA III Investments, LLC, a Delaware limited liability company (“Investor”) and Ashford Hospitality Finance, LP, a Delaware limited partnership (“Ashford”) whose signatures appear below as Members of the Company and each Person admitted as a Member of the Company after the date hereof pursuant to the provisions of this Agreement. All capitalized terms used in this Agreement which are not otherwise defined have the meanings set forth in Article I.
WITNESSETH:
     WHEREAS, Ashford and Prudential Investment Management, Inc., a Delaware corporation (“PIM”), are parties to that certain Investment Program Agreement dated as of January 22, 2008 and attached hereto as Exhibit A (the “Program Agreement”) pursuant to which Ashford and PIM have agreed to establish an exclusive investment program (the “Program”) whereby PIM will identify one (1) or more investors (each, a “PIM Investor”) to invest in Master Ventures to make Qualifying Investments through such Master Ventures and Master Venture subsidiaries;
     WHEREAS, pursuant to the Program, PIM has identified the Investor through the Program as a PIM Investor, and PIM has committed to contribute capital to a Master Venture in accordance with the terms of a Master Venture Agreement and the Program Agreement.
     WHEREAS, Ashford, PIM and the Investor agreed to form the Company as a limited liability company to own, hold and invest in Investments through Subsidiaries in accordance with the terms hereof; and
     WHEREAS, this Agreement is being entered into by the Members to govern their affairs as a limited liability company under the Act.
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “1933 Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.
     “1940 Act” shall mean the Investment Company Act of 1940, as amended, or any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.
     “Accepted Loan Servicing Practices” shall mean the same care, skill, prudence and diligence which Ashford utilizes for servicing mortgage and/or mezzanine loans, which Ashford owns for its own account, in each case, acting in accordance with applicable law, the terms of this Agreement and the Program Agreement solely and in the best interests of each of the Company and each Subsidiary and with a view to the maximization of Investment Yield in respect of Investments.
     “Acquisition Opportunity” shall have the meaning set forth in Section 6.07 herein.
     “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended, and any successor to such statute.
     “Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Company Year, after giving effect to the following adjustments:
     (i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore to the Company pursuant to the second to last sentence of Regulations §§ 1.704-2(g)(l) and 1.704-2(i)(5).
     (ii) Debit to such Capital Account the items described in Regulations §§ 1.704-l(b)(2)(ii)(d)(4), (5) and (6).
     Except as otherwise modified herein, the foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation § 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” shall mean, when used with reference to a specified Person, (i) any Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person; (ii) any Person who, from time to time, is a spouse or immediate relative of a specified Person; (iii) any Person who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities or other ownership interests of the specified Person, or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities or other ownership interests.
     “Agreement” shall mean this Limited Liability Company Agreement as originally executed and as amended, supplemented or restated from time to time.
     “Allocable Acquisition Costs” shall have the meaning set forth in Section 6.06 herein.

     “Ashford” shall have the meaning set forth in the introductory paragraph herein.
     “Ashford Election” shall have the meaning set forth in Section 7.05(a) herein.
     “Ashford Election Period” shall have the meaning set forth in Section 7.05(a) herein.
     “Ashford Expenses” shall mean the ordinary day-to-day expenses incidental to the administration of the Company and its Subsidiaries, including, without limitation, costs and expenses incurred prior to Preliminary Approval in respect of an Acquisition Opportunity that is not consummated by the Company, all costs and expenses of providing to the Company the office space, facilities, office equipment, utility service and necessary administrative and clerical functions (including internal costs associated with the preparation of all reports required hereunder) and similar overhead expenses connected with the Company and Ashford’s operation thereof; and all other ordinary operating expenses of Ashford and compensation (including benefits) of Ashford’s employees who are engaged in the operation or management of the business of the Company and each Subsidiary.
     “Ashford Promote” shall have the meaning set forth in Section 4.02(j) herein.
     “Ashford’s Unreturned Capital” shall have the meaning set forth in Section 4.02(j) herein.
     “Ashford Yield” shall have the meaning set forth in Section 4.02(c) herein.
     “Ashford Yield Percentage” shall have the meaning set forth in Section 4.02(d) herein.
     “Business Day” shall mean each day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to be closed.
     “Capital Account” shall mean, with respect to each Member, a book account maintained in accordance with the following provisions:
     (i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are allocated to such Member pursuant to Section 4.04, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company Asset distributed to such Member.
     (ii) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company Asset distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property or asset that such Member assumes or takes subject to), such Member’s distributive share of Losses and any items in the nature of expenses and losses which are allocated to such Member pursuant to Section 4.04, and the amount of any liabilities of such Member that are assumed by the Company or which are secured by any property contributed to the Company by such Member (except to the extent already reflected in the amount of such Member’s Capital Contributions).

     The foregoing definition and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code § 704(b) and the Regulations thereunder, and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding anything to the contrary contained in this Agreement, the Program Representatives may modify the manner in which Capital Accounts or any debits or credits thereto are computed in order to comply with such Regulations, provided, that any such modifications do not have a material effect on the amount distributable to any Member pursuant to Section 11.02 upon the liquidation of the Company. Any questions with respect to a Member’s Capital Account shall be reasonably resolved by the Program Representatives, applying principles consistent with this Agreement.
     Any Transferee of Company Interests shall succeed to the Capital Account relating to the Company Interests transferred or the corresponding portion thereof.
     “Capital Call” shall have the meaning set forth in Section 5.02 herein.
     “Capital Call Notice” shall have the meaning set forth in Section 5.03 herein.
     “Capital Commitment” of a Member shall mean the aggregate amount of Capital Contributions committed to be made by such Member to the Company as set forth on Schedule A hereto, upon the terms and subject to the conditions of this Agreement.
     “Capital Contribution” shall mean, with respect to a Member, the amount of cash and the initial Gross Asset Value of any other property contributed (or deemed contributed pursuant to Section 6.07 herein) to the capital of the Company by such Member reduced, in the case of any property contributed or deemed contributed, by the amount of any liability assumed by the Company relating to the property and any liability to which such property is subject.
     “Cash Value” shall have the meaning set forth in Section 7.02 herein.
     “Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware pursuant to the Act and as may be amended from time to time.
     “Change in Control” shall have the meaning set forth in the Program Agreement.
     “Code” shall mean the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).
     “Commission” means the United States Securities and Exchange Commission and any successor thereto.
     “Commitment Period” means the period commencing as of the date hereof and ending on the earliest of (i) the second anniversary of the date hereof, (ii) the date following a termination of the Program Agreement on which Ashford determines to end the Commitment Period and (iii) the date of termination of the Company.
     “Company” shall have the meaning set forth in the introductory paragraph herein.

     “Company Assets” shall mean the assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held, directly or indirectly, for the benefit of the Company, and all right, title, and interest, if any, held and owned, directly or indirectly, by the Company in other entities, including any Subsidiaries, but, excluding any and all rights to the name “Ashford,” and all variations thereof and all associated goodwill, which is and shall be the exclusive property of Ashford.
     “Company Expenses” shall mean the following, whenever incurred, to the extent relating to Qualifying Investments that receive Preliminary Approval (as defined in the Program Agreement) and are allocated to the Company by the Program Representatives (i) all reasonable third party costs and expenses, if any, incurred in conducting due diligence investigations into, purchasing, acquiring, negotiating, structuring, and disposing of such Investments, including reasonable third party costs for financial, legal, accounting, consulting or other advisers retained by the Program Representatives on behalf of the Company and other costs and fees provided in the Program Agreement, including Program Reimbursable Expenses (as defined in the Program Agreement) (to the extent not subject to any reimbursement of such costs and expenses by entities in which the Company or any Subsidiary invests or other third parties); (ii) broken deal expenses to the extent Ashford or its Affiliates or the Company are not reimbursed; (iii) the costs of any fidelity bond or similar insurance and the costs of any litigation, D&O liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company and its Subsidiaries, in each case to the extent approved by the Program Representatives; (iv) subject to the terms of the Program Agreement, costs of organizing the Company and each Subsidiary; (v) expenses of liquidating the Company and each Subsidiary; and (vi) any taxes, fees or other governmental charges levied against the Company or any Subsidiary and all reasonable expenses incurred in connection with any tax audit, investigation, settlement or review of the Company or any Subsidiary in accordance with the terms hereof. Company Expenses shall not include Ashford Expenses.
     “Company Interest” shall mean, to any Member, all of the interest of that Member in the Company including such Member’s (i) right to a distributive share of the Profits and Losses and distributions of Current Income and Disposition Proceeds, (ii) right to a distributive share of Company Assets, (iii) rights, if any, to participate in the management of the Company and (iv) the obligations of such Member to comply with all the terms and provisions of this Agreement and of the Act.
     “Company Minimum Gain” shall mean partnership minimum gain as defined in Regulation § 1.704-2(d).
     “Company Year” shall mean the taxable year of the Company for federal income tax purposes.
     “Control” (including the terms “Controlling” “Controlled by” and “under common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Cure Capital” shall have the meaning set forth in Section 5.09.

     “Current Income” shall mean, except as otherwise provided on Exhibit D, proceeds from an Investment (including the release of previously reserved amounts attributable to Current Income in respect of such Investment) and any Temporary Investment Income, other than Disposition Proceeds, net of Company Expenses and reserves therefor which are allocated to such proceeds in accordance with Section 6.06.
     “Current Yield Percentages” shall have the meaning set forth in Section 4.02(k).
     “Deadlock Notice” shall have the meaning set forth in Section 7.05(a).
     “Deadlock Notice Period” shall have the meaning set forth in Section 7.05(a).
     “Debt Purchase Capital” shall have the meaning set forth in Section 5.10.
     “Default” shall mean, with respect to an Investment, any period during which there exists an uncured default in any payment required pursuant to the terms of such Investment, continuing for a period of at least ninety (90) days; provided that an Investment shall not be considered in Default if any default in payment existed (or was imminent) and was disclosed to PIM prior to the Company acquiring the Investment.
     “Depreciation” shall mean for each Company Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Company Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Company Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Company Year or other period bears to such beginning adjusted tax basis; provided, further, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Company Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Program Representatives.
     “Disposition” means (i) the sale, exchange, redemption, repayment in full, repurchase, refinancing or other disposition by the Company of all or any portion of an Investment for cash and shall include the receipt by the Company of a liquidating dividend or other like distribution of cash on such Investment, including repayment of the outstanding principal balance of any Investment, but excluding (a) any principal payments in respect of regularly scheduled amortization received by the Company or any Subsidiary prior to the full repayment of the Investment, and (b) any partial prepayments of a portion of the outstanding principal balance of the Investment (the principal amounts received in connection with the foregoing clauses (a) and (b) shall be treated as set forth in Exhibit D attached hereto), (ii) placement and funding of any indebtedness of the Company or any Subsidiary secured by some or all of the Investments of the Company or its Subsidiaries with respect to borrowed money, excluding short term borrowing in the ordinary course of business of the Company or any Subsidiary; and (iii) any unrestored loss of Company or Subsidiary property or any part thereof or interest therein by casualty, failure of title or otherwise, including a security becoming worthless within the meaning of Section 165(g) of the Code. For all purposes of this Agreement, whenever a portion of an Investment (but not the entire Investment) is the subject of a Disposition (other than by repayment of a portion of the outstanding principal balance of the Investment as described in clauses (a) and (b) above), that portion shall be treated as having been a separate Investment from the portion of the Investment that is retained by the Company, and prior distributions of Current Income and Capital Contributions for the Investment shall be treated as having been divided between the sold portion and the retained portion on a pro rata basis.
     “Disposition Proceeds” shall mean all amounts received by the Company in respect of the Disposition of an Investment; provided that all or any portion of the amount of principal payments received in respect of an Investment that were not included in originally calculating Investment Yield for such Investment shall be considered Disposition Proceeds (and shall not be taken into account as Current Income). Any payments in respect of an Investment received as non-cash consideration pursuant to a Disposition, including promissory notes or deferred payment obligations, shall be considered Disposition Proceeds when such non-cash consideration is received in cash by the Company to the same extent as provided in the first sentence of this definition; provided, however, if the Program Representatives so determine, such non-cash assets may be distributed in-kind pursuant to Section 4.03(b) as if the fair market value of such non-cash assets at the date of distribution was cash.
     “Duty Breach” shall mean a breach of any material obligation under this Agreement, any other Master Venture Agreement or the Program Agreement (including, but not limited to, Sections 4.09, 4.11, or 4.12 of the Program Agreement), which remains uncured for a period of at least thirty (30) days after receipt of notice of such breach, provided, that if such breach can be cured but is not reasonably capable of being cured within such thirty (30)-day period, such longer period of time as is necessary to cure such breach but in no event in excess of a total of seventy-five (75) days. A failure to make a capital contribution shall not be considered a Duty Breach.
     “Entire Interest” shall have the meaning set forth in Section 7.02 herein.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (or any corresponding provision of succeeding law).
     “Failing Member” shall have the meaning set forth in Section 5.04 herein.
     “First Member” shall have the meaning set forth in Section 6.11(e) herein.
     “Funding Date” shall have the meaning set forth in Section 5.03 herein.
     “Gross Asset Value” shall mean with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as reasonably determined by the Program Representatives;
     (ii) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Program

Representatives as of the following times: (a) the acquisition of an additional Company Interest by any new or existing Member; (b) the distribution by the Company to a Member of more than a de minimis amount of property or assets as consideration for a Company Interest; and (c) the liquidation of the Company within the meaning of Regulation § 1.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Program Representatives reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (iii) The Gross Asset Value of any Company Asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Program Representatives; and
     (iv) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code §§ 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation § 1.704-l(b)(2)(iv)(m).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to this provision, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses. Any adjustment to the Gross Asset Values of Company Assets shall require an adjustment to the Member’s Capital Account as provided in the definition of Profits and Losses.
     “including” shall mean “including, without limitation,”.
     “Indemnified Person” shall have the meaning set forth in Section 6.11(a).
     “Independent Accountants” shall mean a certified public accounting firm selected by the Program Representatives pursuant to Section 8.02.
     “Initial Capital Contribution” shall have the meaning set forth in Section 5.01.
     “Institutional Investor” shall mean an Affiliate of Investor or Ashford, as the case may be, or:
     (a) one or more of the following:
     (i) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan;
     (ii) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Qualifying Investments;
     (iii) an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager which is investing through a fund with committed capital of at least $250,000,000.00, acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle; provided that at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one (1) or more entities that are otherwise Institutional Investors; or
     (iv) an institution substantially similar to any of the foregoing;
that has, in the case of entities referred to in clauses (a)(i), (ii) or (iv) of this definition or, except as otherwise provided therein, in the case of entities referred to in clause (iii) of this definition, at least $250,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans (or interests therein) similar to the Qualifying Investments; or
     (b) any entity Controlled by, or under common Control with, any of the entities described in clause (b) above.
     “Investment” shall mean any acquisition of a Qualifying Investment by the Company or a Subsidiary thereof during the term of this Agreement. Upon acquisition of a Qualifying Investment by the Company and/or a Subsidiary, such Investment will be listed on Schedule A attached hereto, which exhibit shall be updated from time to time to reflect current Investments.
     “Investment Cost” shall have the meaning set forth in Section 4.02(b) herein.
     “Investment Criteria” has the meaning ascribed to it in Exhibit C herein.
     “Investment Yield” shall have the meaning set forth in Section 4.02(a) herein.
     “Investor” shall have the meaning set forth in the introductory paragraph herein.
     “Investor REIT” means PRISA III REIT, LLC, a Delaware limited liability company, a real estate investment trust, or REIT, that has an ownership interest in Investor.
     “Investor’s Unreturned Capital” shall have the meaning set forth in Section 4.02(h) herein.
     “Investor Yield” shall have the meaning set forth in Section 4.02(f) herein.
     “Investor Yield Percentage” shall have the meaning set forth in Section 4.02(g) herein.

     “IRS” shall mean the United States Internal Revenue Service.
     “Loan Servicing Agreement” means a loan servicing agreement substantially in the form attached hereto as Exhibit E to be entered into between Ashford and the Company in connection with Investments.
     “Losses” shall have the meaning set forth in the definition of Profits.
     “Major Decision” shall have the meaning set forth in Section 6.13 herein.
     “Major Uncured Breach” shall mean with respect to Ashford, a Change in Control or Duty Breach.
     “Management Fee” shall have the meaning set forth in the Loan Servicing Agreement.
     “Master Venture” shall have the meaning set forth in the Program Agreement.
     “Master Venture Agreement” shall have the meaning set forth in the Program Agreement.
     “Maximum Spread” shall have the meaning set forth in Section 4.02 herein.
     “Member” shall mean the Investor and Ashford and any Person subsequently admitted as a member of the Company pursuant to the provisions of this Agreement for the period for which such Person shall remain a Member. Schedule A shall be revised from time to time by the Program Representatives to reflect the admission or permitted withdrawal of Members and/or the Transfer of Company Interests by Members pursuant to the provisions of this Agreement.
     “Member Information” shall have the meaning set forth in Section 2.07 herein.
     “Member Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulation § 1.704-2(i)(3).
     “Member Loan” shall mean a loan made by any Member or any Affiliate of a Member to another Member pursuant to Article 5.
     “Member Nonrecourse Debt” shall have the meaning as defined in Regulation § 1.704-2(b)(4).
     “Member Nonrecourse Deductions” shall have the meaning as defined in Regulation § 1.704-2(i)(2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company Year equals the net increase, if any, in the amount of Member Minimum Gain during such Company Year attributable to such Member Nonrecourse Debt, reduced by any distributions during that Company Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent that such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member

Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Regulations §§ 1.704-2(h) and 1.704-2(i).
     “Non-Failing Member” shall have the meaning set forth in Section 5.04 herein.
     “Non-Receiving Member” shall have the meaning set forth in Section 7.02 herein.
     “Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(l). The amount of Nonrecourse Deductions for a Company Year equals the net increase, if any, in the amount of Company Minimum Gain during such Company Year reduced by any distributions during such Company Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Regulations Sections 1.704-2(c) and 1.704-2(h).
     “Nonrecourse Liability” shall have the meaning as defined in Regulation § 1.704-2(b)(3).
     “Notice of Intention” shall have the meaning set forth in Section 5.04 herein.
     “Operating Partner” means PRISA III Operating LP, a Delaware limited partnership, in which Investor REIT is a limited partner.
     “Percentage Interests” shall have the meaning provided in Section 4.01 herein.
     “Person” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.
     “PIM” shall mean Prudential Investment Management, Inc., a Delaware corporation.
     “PIM Investor” shall have the meaning set forth in the recitals herein.
     “Pipeline Transactions” shall have the meaning set forth in the Program Agreement.
     “Plan Assets Regulation” has the meaning given in Section 2.10.
     “Plan Violation” means a transaction, condition or event that would constitute a nonexempt prohibited transaction under ERISA and/or Section 4975 of the Code.
     “Preliminary Approval”, with respect to an Investment, shall have the meaning set forth in the Program Agreement.
     “Prime Rate” shall mean the rate of interest published from time to time by The Wall Street Journal, as the “prime rate.”
     “Profits” and “Losses” shall mean for each Company Year or other period, an amount equal to the Company’s taxable income or loss for such Company Year or period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
     (i) Any income of the Company that is exempt from federal income tax or excluded from federal gross income and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
     (ii) Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulation § 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;
     (iii) In the event the Gross Asset Value of any Company Asset is adjusted pursuant to any provision of this Agreement in accordance with the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
     (iv) Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
     (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Company Year or other period, computed in accordance with the definition of Depreciation;
     (vi) Notwithstanding any other provision herein, any items which are specially allocated pursuant to Section 4.04(b), (c), (d) and (f) shall not be taken into account in computing Profits or Losses and the allocation of Profits or Losses and specially allocated items to a Member shall be treated as an allocation to such Member of the same share of each item of income, gain, loss, deduction and Code § 705(a)(2)(B) expenditure that has been taken into account in computing Profits and Losses; and
     Profits and Losses shall be further determined and adjusted in accordance with the Regulations issued under § 704 of the Code.
     “Program” shall have the meaning set forth in the recitals herein.
     “Program Agreement” shall have the meaning set forth in the recitals herein.
     “Program Reimbursable Expenses” shall have the meaning set forth in the Program Agreement.
     “Program Representative” shall mean a Person designated as such as provided in Section 6.03 herein.

     “Proprietary Information” shall have the meaning set forth in Section 9.02 herein.
     “Put Purchase Price” shall have the meaning set forth in Section 7.05(c) herein.
     “Qualifying Investment” means each (i) Acquisition Opportunity that meets the Investment Criteria set forth on Exhibit C hereto (as agreed to by the PIM Program Representative in good faith pursuant to the Program Agreement) and (ii) other opportunity that fails to meet the Investment Criteria but for which the Investment Criteria have been waived by the PIM Program Representative pursuant to the Program Agreement.
     “Receiving Member” shall have the meaning set forth in Section 7.02 herein.
     “Regulations” shall mean the Income Tax Regulations of the IRS as such Regulations may be amended from time to time (including Temporary Regulations of the IRS). A reference to any Regulation shall be deemed to include any amendatory or successor provision thereto.
     “REO Event” shall have the meaning set forth in Section 6.14 herein.
     “REO Investment” shall have the meaning set forth in Section 6.14 herein.
     “REO Investment Percentages” shall have the meaning set forth in Section 6.14 herein.
     “REO Property” shall have the meaning set forth in Section 6.14 herein.
     “REOC” has the meaning given in Section 2.10.
     “Rescission Notice” shall have the meaning set forth in Section 5.03 herein.
     “Reserve Account” shall have the meaning set forth in Section 6.06 herein.
     “Securities Laws” shall mean collectively the 1933 Act, the 1934 Act and the 1940 Act.
     “Sourcing Fee” shall have the meaning set forth in Section 6.10 herein.
     “Subsidiary” shall mean a wholly-owned limited liability company organized by the Company to acquire, hold and invest in Investments.
     “Subsidiary Agreement” shall mean the limited liability company agreement of a particular Subsidiary, substantially in the form of Exhibit B to this Agreement, subject to such changes as will not adversely affect the economic terms of such form but as may be necessary or desirable for any one (1) or more Investors to address tax or other legal issues applicable to any of them.
     “Tax Matters Member” shall have the meaning set forth in Code § 6231(a)(7) and described in Section 8.06.
     “Temporary Investment Income” shall mean income of the Company or any Subsidiary from sources other than Investments.

     “Term” shall have the meaning set forth in Section 2.05 herein
     “Unfunded Capital Commitment” shall have the meaning set forth in Section 5.02 herein.
     “Workout Fee” shall have the meaning set forth in the Loan Serving Agreement.
ARTICLE II
ORGANIZATION AND PURPOSE
     Section 2.01 Formation. The Company was formed as a Delaware limited liability company pursuant to the Act on February 5, 2008 by the filing of the Certificate of Formation for the Company with the Secretary of State of the State of Delaware, and the Members hereby adopt and ratify the Certificate of Formation and all acts taken in connection therewith. The Certificate of Formation shall include all amendments thereto, and additional instruments and amendments thereto, as may from time to time be necessary or appropriate to carry out this Agreement and enable the Company to conduct its business in accordance with applicable laws.
     Section 2.02 Name. The name of the Company is “PIM Ashford Venture I, LLC.” The Company business may be conducted under any other name or names approved by the unanimous approval of the Program Representatives, including the name of any Member or any Affiliate thereof.
     Section 2.03 Places of Business. The Company may locate its place or places of business at any place or places as the Program Representatives may from time to time approve by unanimous approval. The Company’s initial principal place of business shall be at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. The Company may maintain offices at such other place or places as unanimously approved by the Program Representatives trustee.
     Section 2.04 Registered Office and Agent. The name of the Company’s registered agent for service of process shall be The Corporation Trust Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent and the registered office of the Company may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of the State of the State of Delaware pursuant to the Act.
     Section 2.05 Term. The term of the Agreement (the “Term”) commenced on the date hereof and shall continue until terminated in accordance with the provisions of this Agreement.
     Section 2.06 Purpose. The principal purposes of the Company shall be to identify Acquisition Opportunities and to acquire, own, administer, service, sell, dispose of or otherwise deal with Investments and to do all the things and to take all actions necessary and desirable in connection therewith. The business and purpose of the Company shall be limited to its principal purposes, unless the Program Representatives otherwise determines by unanimous approval that the Company shall have the authority to engage in any other lawful business purpose or activity permitted under the Act. Subject to the restrictions set forth above, the Company shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any Person, together with any powers incidental thereto, so far as such powers or privileges are desirable, necessary, suitable or convenient to the conduct, promotion or attainment of the purposes of the Company. In furtherance of these purposes, the Company shall have all powers desirable, necessary, suitable or convenient for the accomplishment thereof.
     Section 2.07 Member Information. The name, address, Capital Commitment and Percentage Interest of each Member is set forth on Schedule A attached hereto. Schedule A shall be revised from time to time by the Program Representatives to reflect the withdrawal or admission of Members and the Transfer of Company Interests by Members pursuant to the provisions of this Agreement and to reflect any other change in the name, address, Capital Commitment or Percentage Interest of a Member or description of the Investments (collectively, the “Member Information”).
     Section 2.08 Ownership and Waiver of Partition. All property and interests in property, real or personal, owned by the Company shall be held in the name of the Company and deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of or interest in such property or interests owned by the Company, except as a Member of the Company. Each of the Members irrevocably waives, during the Term and during any period of its liquidation following any dissolution, any right that it may have to seek or maintain any action for partition with respect to any Company assets.
     Section 2.09 Qualifications in Other Jurisdictions. The Program Representatives shall cause the Company to be qualified or registered if and to the extent required under applicable laws of any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file or cause the execution, delivery and filing of any certificates and documents necessary to effect such qualification or registration including the appointment of agents for service of process in such jurisdictions.
     Section 2.10 Management of the Company. Notwithstanding anything to the contrary set forth herein, to the extent the underlying Company Assets constitute an investment in real estate that is managed or developed (within the meaning of the Plan Assets Regulation), the Members shall conduct the activities of the Company so as not to disqualify the Operating Partner or any holder of direct or indirect interests in Investor as a “real estate operating company” (“REOC”) within the meaning of U.S. Department of Labor Regulations published at 29 C.F.R. Section 2510.3-101 (the “Plan Assets Regulation”). Any provision of this Agreement that might jeopardize the status of the Operating Partner or the holder of any direct or indirect interests in Investor as a REOC shall be reformed, as necessary, to avoid the failure of the Operating Partner or the holder of direct or indirect interests in Investor to qualify as a REOC, or void and of no effect if such provision is incapable of reform.
ARTICLE III
MEMBERS
     Section 3.01 Members. Each of the parties to this Agreement and each Person admitted as a Member of the Company pursuant to Section 2.07 of this Agreement and in accordance with the Act shall be Members of the Company until they cease to be Members in accordance with the provisions of this Agreement. Each Member shall have the rights, powers, duties, obligations, preferences and privileges set forth in this Agreement. No Member (solely in its capacity as such) shall have any authority to bind the Company except as permitted by this Agreement.
     Section 3.02 Election and Removal of Program Representatives Members. The Members shall elect, remove and replace the Program Representatives in accordance with the provisions of Sections 6.03 and 6.04 herein and shall have no other voting or approval rights as to any other matter except as provided in Sections 2.06 and 6.01 of this Agreement or as otherwise expressly provided by this Agreement.
     Section 3.03 No Liability to the Members or the Company.
(a) Except as otherwise required by law or the provisions of this Agreement, or the Program Agreement, none of Ashford, PIM, the Investor or any Affiliate of any of the foregoing or any Program Representative, nor any of the Company’s current or former Affiliates, officers or agents, if any, shall be liable to the Company, any Subsidiary or to each other for any debts, liabilities or obligations of the Company, whether arising in contract, tort or otherwise, or for any action taken, or omitted to be taken, in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, for any action taken, or omitted to be taken, with no reasonable cause to believe that the conduct was unlawful, in each case except to the extent of the applicable party’s adjudicated fraud, gross negligence, willful misconduct, criminal conduct (unless there was no reasonable cause to believe the criminal action taken or omitted was unlawful) or to the extent such action taken or omitted to be taken constitutes a material breach of any provision of this Agreement or other contract between such party and the Company. Except as expressly set forth herein, none of Ashford, PIM, the Investor or any Affiliate of any of the foregoing shall have to make any contributions or deliver any letters of credit, guaranties or other tangible property to the Company or any Subsidiary. Nothing in this Agreement shall be construed to make Ashford or the Investor liable for any losses or debts of the Company, except to the extent of losses of their respective Capital Contributions to the Company pursuant to the terms of this Agreement.
(b) No Affiliate or member of any of Ashford, PIM or the Investor shall have personal liability for the obligations of such person hereunder or otherwise, except as provided herein or under applicable law or in a written agreement (including this Agreement or the Program Agreement), the parties to which include such Affiliate.
(c) Nothing in this Agreement, and, without limiting the generality of the foregoing, in this Section 3.03, expressed or implied, is intended or shall be construed to give to any creditor of the Company or any Subsidiary or to any creditor of Ashford, PIM or the Investor or any creditor of any other Person whatsoever, other than Ashford, PIM and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of Ashford, PIM, the Investor and the Company.

(d) In accordance with the Act, a member of a limited liability company may, under certain circumstances, be required to return to the Company for the benefit of Company creditors amounts previously distributed to it as a return of capital. It is the intent of the Members that a distribution to any Member be deemed a compromise within the meaning of Section 18-502(b) of the Act and not a return or withdrawal of capital, even if such distribution represents, for income tax purposes or otherwise (in full or in part), a distribution of capital, and no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company, except as provided in this Section 3.03. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member.
     Section 3.04 Other Business Activities of the Investor. PIM and the Investor and their Affiliates may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether presently existing or hereafter created, including, the acquisition, development, ownership, administration, servicing, leasing, management, operation, franchising, syndication, financing, refinancing and/or sale of real estate or real estate-related investments and may compete, directly or indirectly, with the business of the Program. None of PIM, the Investor or their Affiliates shall incur any liability to the Program, Ashford, PIM or any other Investor as a result of the pursuit by such Investor or its Affiliates of such other business interests and ventures and competitive activity, and neither the Program nor Ashford, PIM or any Investor shall have any right to participate in such other business interests or ventures or to receive or share in any income derived therefrom.
     Section 3.05 Other Business Activities of Ashford. Subject to the provisions of this Agreement, any Master Venture Agreement and Program Agreement, Ashford and its Affiliates may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether presently existing or hereafter created, including, the development, ownership, leasing, management, operation, franchising, syndication, financing, refinancing and/or sale of real estate any of which may compete, directly or indirectly, with the business of the Company or any Subsidiary or any member thereof. Neither Ashford nor its Affiliates shall incur any liability to the Company, PIM, the Investor, any Subsidiary or any of its members or their Affiliates as a result of the pursuit by Ashford or any of its Affiliates of such other real estate, business interests or ventures, except as provided herein or in any Venture Agreement, and neither the Program, PIM, the Investor, any Subsidiary nor any of its members nor their Affiliates shall have any right to participate in such other real estate holdings, business interests or ventures or to receive or share in any income derived therefrom except as provided herein or in any other Master Venture Agreement.
ARTICLE IV
DISTRIBUTIONS/ALLOCATIONS
     Section 4.01 Percentage Interests in Company. The percentage interest of the respective Members in the Company shall be:
     (a) Investor: 75%

     (b) Ashford: 25%
     The percentage interest of each Member, which is subject adjustment pursuant to the terms of Section 6.14, shall be set forth on Schedule A, and is hereinafter called such Member’s “Percentage Interest.”
     Section 4.02 Certain Definitions and Example. The following terms shall have the following meanings when used herein:
(a) “Investment Yield” shall mean generally the interest rate payable in respect of a Qualifying Investment, subject to such adjustments and assumptions in respect thereof, as are provided by Ashford in the Preliminary Package for such Qualifying Investment. Where the Investment Yield determined by Ashford in respect of a Qualifying Investment varies from the interest rate provided for by the terms of such Qualifying Investment, the adjustments and assumptions relating to such variation to the extent not addressed on Exhibit D hereto, shall be subject to the agreement of the Program Representatives who shall agree to the Investment Yield in connection with Final Approval (as defined in the Program Agreement) of such Qualifying Investment.
(b) “Investment Cost” means (i) the cost of acquiring or issuing an Investment plus (ii) the remainder of (A) the Sourcing Fee and unreimbursed Company Expenses attributable to acquisition or issuance of such Investment as provided in Section 6.06, less (B) any origination fees, application fees or other similar upfront fees, but in no event less than zero (0), in respect of such Investment.
(c) “Ashford Yield” means for each Investment, the percentage equal to the product of Investment Yield for such Investment and 1.30; provided that if Ashford Yield in respect of an Investment as so determined exceeds Investor Yield by more than the Maximum Spread (as defined below) applicable to such Investment, Ashford Yield and Investor Yield in respect of such Investment shall be adjusted by reducing Ashford Yield and increasing Investor Yield so that the difference for such Investment in such yields equals the Maximum Spread applicable to such Investment
(d) “Ashford Yield Percentage” means, with respect to each Investment, the percentage determined by dividing (i) the product of (a) Ashford Yield in respect of such Investment and (b) Ashford’s Percentage Interest, by (ii) the Investment Yield for such Investment.
(e) “Maximum Spread” shall mean,
     (i) 4.50% in respect of an Investment with an Investment Yield of less than 14.0%, and
     (ii) 4.75% in respect of an Investment with an Investment Yield of 14.0% or more, plus an additional 0.25% for each full percentage point that Investment Yield exceeds 14.0%.

(f) “Investor Yield” means, for each Investment, the percentage equal to the quotient determined by dividing (i) the difference between (a) the product of Investor’s Percentage Interest and Investment Yield for such Investment, and (b) the product of (x) the difference between the Ashford Yield and Investment Yield for such Investment, and (y) Ashford’s Percentage Interest, by (ii) Investor’s Percentage Interest.
(g) “Investor Yield Percentage” means, with respect to each Investment, the percentage determined by dividing (i) the product of (a) Investor Yield in respect of such Investment and (b) Investor’s Percentage Interest, by (ii) the Investment Yield for such Investment.
(h) “Investor’s Unreturned Capital” shall mean, for Investor, its Capital Contributions attributable to an Investment, reduced by any distributions to Investor attributable to such Investment pursuant to Section 4.03 (iii) herein.
(i) “Ashford’s Unretnrned Capital” shall mean, for Ashford, its Capital Contributions attributable to an Investment, reduced by any distributions to Ashford attributable to such Investment pursuant to Section 4.03 (b)(iv) herein.
(j) “Ashford Promote” shall mean, in respect of each Investment, an amount determined annually in respect of such Investment equal to 5% of the annual Investment Yield for such Investment determined as provided herein, and payable only as provided in Section 4.03(c) herein.
(k) “Current Yield Percentages” means, with respect to an Investment, for Ashford, the Ashford Yield Percentage for such Investment, and for Investor, the Investor Yield Percentage for such Investment.
(1) Example. Attached hereto as Exhibit D is an example approved by the Members illustrating the calculation of terms defined in this Section 4.02 and their application under Section 4.03. In the event of any conflict between any term of this Agreement and Exhibit D hereto, Exhibit D shall control.
     Section 4.03 Distributions.
(a) Current Income. Subject to Sections 4.03(c) and 5.04 herein, the Company shall distribute Current Income for each Investment in each month during the term of the Company within ten (10) days after the end of each such month to the Members:
     (i) During the existence of a Default in respect of such Investment, or if such Investment was acquired by the Company or a Subsidiary with Debt Purchase Capital (subject to the terms of Section 5.10), in proportion to their Percentage Interests in respect of such Investment; provided, however, that once such Default is cured and provided there exists no Major Uncured Breach or another Default in respect of such Investment, then distributions pursuant to this Section 4.03(a) and, to the extent necessary, Section 4.03(b). shall be adjusted among Investor and Ashford so that distributions in respect of such Investment equal the amounts that would have distributed if no Default had existed; and

     (ii) If no Default exists in respect of such Investment, in proportion to their respective Current Yield Percentages.
(b) Disposition Proceeds. Subject to Sections 4.03(c) and 5.04. with respect to each Investment, the Company shall distribute Disposition Proceeds in respect of such Investment within three (3) business days following a Disposition thereof, or as soon as practicable thereafter, to the Members as follows:
     (i) First, to Investor to the extent of any unreturned Cure Capital attributable to such Investment contributed by Investor pursuant to Section 5.09;
     (ii) Second, to Ashford to the extent of any unreturned Cure Capital attributable to such Investment contributed by Ashford pursuant to Section 5.09;
     (iii) Third, to Investor to the extent of Investor’s Unreturned Capital attributable to such Investment (excluding any Investor’s Unreturned Capital represented by the payment of the Sourcing Fee or Company Expenses attributable to such Investment);
     (iv) Fourth, to Ashford to the extent of Ashford’s Unreturned Capital attributable to such Investment (excluding any Ashford’s Unreturned Capital represented by the payment of the Sourcing Fee or Company Expenses attributable to such Investment);
     (v) Fifth, to Investor to the extent of Investor’s accrued and unpaid Investor Yield attributable to such Investment;
     (vi) Sixth, to Ashford to the extent of Ashford’s accrued and unpaid Ashford Yield attributable to such Investment;
     (vii) Seventh, to Investor and Ashford in proportion to their respective Percentage Interests until Investor’s Unreturned Capital and Ashford’s Unreturned Capital represented by the payment of the Sourcing Fee or Company Expenses attributable to such Investment is recovered by the parties; and
     (viii) Thereafter, any remaining balance to Investor and Ashford in proportion to their respective Current Yield Percentages; provided that in respect of a partial Disposition of an Investment then in Default, such remaining balance shall be distributed in accordance with Percentage Interests until Investor shall have received its Unreturned Capital attributable to the entire Investment plus an amount equal to the Investor Yield thereon.
     Notwithstanding the foregoing, any Distribution Proceeds from any Investment acquired by Debt Purchase Capital pursuant to Section 5.10 herein shall be distributed to the Members pari passu in accordance with their Percentage Interests (as further described in Section 5.10 herein) and shall not be subject to the provisions of Section 4.03(b)(i) through (viii) above.

(c) Promote to Ashford. Following the second (2nd) anniversary of the date of this Agreement, if average Investor Yield on Investments is at least nine percent (9%) (determined for this purposes by calculating Investment Yield in respect of Investments providing for variable or floating rates of returns, at no lower than the rate applicable when acquired or issued by the Company, assuming in respect of any Investment that is then in Default, that such Investment is worthless and taking into account such adjustments as may be required in respect of REO Properties pursuant to Section 6.14) in respect of Investments held by the Company, then, Ashford shall be distributed the Ashford Promote in respect of each Investment. The Ashford Promote shall be distributable following the annual period for which a determination in made, provided that any Ashford Promote distributable in respect of the first two (2) years following the date of this Agreement, shall be payable following such initial two (2) year period. Ashford Promote shall be distributed from amounts otherwise distributable to Investor pursuant to Section 4.03(a) and 4.03(b).
     Section 4.04 Allocations.
(a) Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Company shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Sections 4.04(b) through 4.04(h) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 4.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 4.03(b) to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain (defined below) and Member Minimum Gain (defined below), computed immediately prior to the hypothetical sale of assets
(b) Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Company Year or other applicable period, then, subject to the exceptions set forth in Regulations § 1.704-2(f)(2), (3), (4) and (5), each Member shall be specially allocated items of Company income and gain for such Company Year (and, if necessary, subsequent Company Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined in accordance with Regulation § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation § 1.704-2(f). This Section 4.04(b) is intended to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(f) and shall be interpreted consistently therewith.
(c) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, except Section 4.04(b), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Year or other applicable period, then, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation § 1.704-2(i)(5) shall be specially allocated items of Company income and gain for such Company Year (and, if necessary, subsequent Company Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation § 1.704-2(i)(4). This Section 4.04(c) is intended to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(i)(4) and shall be interpreted consistently therewith.
(d) Qualified Income Offset. Notwithstanding any provision of this Article IV, except Sections 4.04(b) and 4.04(c), in the event any Member receives any adjustments, allocations or distributions described in Regulations §§ 1.704-l(b)(2)(ii)(d)(4), (5) or (6), that cause or increase an Adjusted Capital Account Deficit of such Member, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible. This Section 4.04(d) is intended to comply with the qualified income offset provision of Regulation § 1.704- l(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(e) No Excess Deficit. To the extent that any Member has or would have, as a result of an allocation of Loss (or item thereof), an Adjusted Capital Account Deficit, such amount of Loss (or item thereof) shall be allocated to the other Members in accordance with Section 4.04(a). but in a manner which will not produce an Adjusted Capital Account Deficit as to such Members. To the extent such allocation would result in all Members having Adjusted Capital Account Deficits, such Losses shall be allocated in accordance with Section 4.04(a). Any allocations of Loss pursuant to this Section 4.04(e) shall be reversed with a corresponding allocation of Profits in subsequent years.
(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Company Year or other applicable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation § 1.704-2(i)(l).
(g) Code §754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code §§ 734(b) or 743(b) is required, pursuant to Regulation § 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(h) Curative Allocations. Any mandatory allocations of items of income, gain, loss or deduction pursuant to Sections 4.04(b) through 4.04(f) above shall be taken into account for the purpose of equitably adjusting subsequent allocations of Profits and Losses and items of income, gain, loss or deduction among the Members so that, to the extent possible, the net allocations, in the aggregate, allocated to each Member pursuant to this Article IV, and the Capital Accounts of each Member, shall as quickly as possible and to the extent possible, be the same as if no mandatory allocations had been made.
     Section 4.05 Other Allocations and Profits.
(a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Program Representatives using any permissible method under Code § 706 and the Regulations thereunder.
(b) Except as otherwise provided in this Agreement, all items of Member income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses, as the case may be, for the Company Year.
(c) The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions thereof in reporting their shares of Company income and loss for income tax purposes.
(d) To the extent permitted under Regulations § 1.704-2(h)(3), the Company shall treat a distribution of proceeds of a Nonrecourse Liability as a distribution that is not allocable to an increase in Company Minimum Gain.
     Section 4.06 Tax Allocations.
(a) Except as otherwise provided for in this Section 4.06, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 4.03, 4.04 and 4.05 above.
(b) In accordance with Code §§ 704(b) and 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Gross Asset Value. If the Gross Asset Value of any Company asset is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take into account any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder. Allocations pursuant to this Section 4.06(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
(c) Profits and Losses allocable to a Company Interest assigned or reissued during a Company Year shall be allocated to each Person who was the holder of such Company Interest during such Company Year, in proportion to the number of days that each such holder was recognized as the owner of such Company Interest during such Company Year or by an interim closing of the books or in any other proportion permitted by the Code and selected by the Program Representatives in accordance with this Agreement, without regard to the results of the Company operations or the date, amount or recipient of any distributions which may have been made with respect to such Company Interest.
     Section 4.07 Intentionally Omitted.
     Section 4.08 Intentionally Omitted.
     Section 4.09 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local, or foreign taxes that the Program Representatives reasonably determines the Company is or may be required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Code § 1441, 1442, 1445, or 1446. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid through withholding of subsequent distributions to such Member. Any amounts withheld pursuant to this Section 4.09 shall be treated as a distribution to such Member. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 4.09 when due, the Program Representatives may, in its sole and absolute discretion, elect to cause the Company to make the payment on behalf of such defaulting Member, and in such event the Company shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member. Without limitation, in such event the Company shall have the right to retain distributions that would otherwise be distributable to such defaulting Member until such time as such loan, together with all interest thereon, has been paid in full; and any such distributions so retained by the Company shall be treated as having been distributed to the defaulting Member and immediately paid by the defaulting Member to Company in repayment of such loan. Any amounts payable by a Member hereunder shall bear interest at the lesser of (i) the Prime Rate plus five percent (5%) or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (which shall be fifteen (15) Business Days after written demand) until such amount is paid in full.
     Section 4.10 Section 83(b) Elections. Upon the request of Ashford, the Company and the Members will all consent to and execute an election under Section 83(b) of the Code and provide any required information and filings relating to such election or any new rules or regulations promulgated by the IRS relating to “carried interests” or any other provisions of Article IV hereof.

ARTICLE V
CAPITAL CONTRIBUTIONS
     Section 5.01 Members’ Capital Contributions, During the Term hereof, Investor and Ashford shall make Capital Contributions up to the amounts for each as set forth on Schedule A. The aggregate initial Capital Contribution of each Member as of the date of this Agreement shall equal the amount set forth as such for such Member in Schedule A (an “Initial Capital Contribution”) with any additional Capital Contributions to be funded in accordance with the provisions of Sections 5.02 and 5.03.
     Section 5.02 Capital Calls. The Program Representatives may, from time to time and at any time, make one or more capital calls to each of PIM, on behalf of Investor, and Ashford (each, a “Capital Call”) from their respective unfunded remaining Capital Commitments (such amount remaining from time to time, collectively, the “Unfunded Capital Commitments”) to acquire Investments or otherwise as additional capital contributions to fund additional cash investments for any reason in any Investment, Company Expenses or repayment of any outstanding financing of the Company or any Subsidiary; provided, that all Capital Calls to PIM, on behalf of Investor, on the one hand, and Ashford, on the other hand, shall be made in proportion to the respective Unfunded Capital Commitments of Investor and Ashford.
     Section 5.03 Capital Call Notices. Subject to the terms of Section 5.09, the Program Representatives shall make a Capital Call by providing written notice to each of PIM, on behalf of Investor, and Ashford (each, a “Capital Call Notice”) in the manner set forth in this Section 5.03. Each Capital Call Notice shall specify the total amount of the Capital Call and the date (the “Funding Date”) that the applicable Capital Contribution shall be funded by Investor and Ashford, which date shall be no less than three (3) Business Days nor more than five (5) Business Days after the Capital Call Notice is provided to each of PIM, on behalf of Investor, and Ashford. On the Funding Date, each of Investor and Ashford shall contribute their respective amounts so called to the Company in immediately available funds by wire transfer to an account specified by the Program Representatives. Investor and Ashford shall contribute capital called under this Section 5.03 to acquire Investments in proportion to their Percentage Interests and capital in all other purposes in proportion to the respective Unfunded Capital Commitments of the Investor and Ashford.
     At any time, the Program Representatives may send a written notice to the Investor (on behalf of each of Investor(s)) and Ashford) advising that the Program Representatives are rescinding all or a portion of a specific Capital Call Notice (a “Rescission Notice”), which Rescission Notice shall identify the particular Capital Call Notice being rescinded and the revised amount of any remaining unfunded Capital Contribution obligation of each Member with respect to such Capital Call Notice.
     Section 5.04 Failure to Fund Capital Contributions. If a Member fails to contribute an amount equal to the entire amount required to be contributed by it within the applicable period specified above after the Capital Call Notice (the “Failing Member”), and if the other Member (the “Non-Failing Member”) makes its proportionate contribution within such applicable period and so notifies the Failing Member, and the Failing Member fails fully to remedy its failure to contribute within five (5) days after the giving of a notice by the Non-Failing Member with respect to a failure under this Section 5.04 (the “Notice of Intention”), then one or more of the following may occur, at the option and election of the Non-Failing Member, which election shall be specified in the Notice of Intention: (i) the Non-Failing Member may require the Company to repay immediately to the Non-Failing Member the contribution it made pursuant to the applicable Capital Call Notice, together with interest actually earned thereon by the Company until repayment, if any; (ii) the Non-Failing Member may, but need not, make an additional contribution to the Company not in excess of the amount the Failing Member failed to contribute pursuant to Section 5.03, in which case the Percentage Interests of the Members with respect to the Investment for which Capital Contributions were made in respect of such Capital Call Notice shall be adjusted and reflect the ratio of the Capital Contributions actually made by each Member to the total Capital Contributions actually made by each Member to the total Capital Contributions in respect of such notice, or (iii) the Non-Failing Member may elect to advance to the Company, as a loan to the Failing Member, an amount equal to the amount the Failing Member failed to contribute pursuant to Section 5.03, which loan shall bear interest at an annual rate (compounded semi-annually) equal to the highest rater permitted by applicable law in no event to exceed twenty percent (20%) (a “Member Loan”). During the Term, notwithstanding anything to the contrary, a Member Loan shall be repaid with amounts otherwise distributable by the Company to the Failing Member being delivered directly by the Company to the Non-Failing Member until such Member Loan and all interest thereon is repaid (which payments will be applied first to accrued interest on the outstanding principal balance of such loan and then outstanding principal balance of such loan) and any amounts so applied shall be treated under this Agreement as having been distributed to the Failing Member. Any such loan shall be recourse to the Failing Member and any outstanding balance following dissolution of the Company shall be immediately due and payable by the Failing Member. A Member Loan may be prepaid at any time or from time to time by a Failing Member.
     Section 5.05 Records to Reflect Capital Contributions and Capital Commitments. The Member Information described in Section 2.07 and set forth on Schedule A attached hereto shall be revised from time to time by the Program Representatives to reflect any change in the Member Information.
     Section 5.06 Further Capital Contributions. Unless it agrees otherwise in writing or in an amendment to this Agreement, no Member shall be required to make Capital Contributions other than those it has committed to make hereunder as set forth in Sections 5.01, 5.02 and 5.03 and on Schedule A.
     Section 5.07 Resignations; Withdrawals of Capital. Except upon dissolution of the Company or as may be expressly set forth in this Agreement, no Member shall have the right to withdraw from the Company or demand or receive the return of its Capital Contributions or any part of its Capital Account, and, except as expressly set forth in this Agreement, no Member shall be entitled to receive any interest on its outstanding Capital Account balance or any distribution (including the return of its Capital Contributions) that is not expressly provided for in this Agreement.
     Section 5.08 Restoration of Negative Capital Accounts. No Member shall be obligated to restore any deficit balance in its Capital Account or be personally liable for the return of the

Capital Contributions of any other Member, or any portion thereof or return thereon, it being expressly understood that (x) any such return shall be made solely from Company Assets and amounts set aside in the Reserve Account but subject to the distribution provisions set forth in Section 4.03 hereof, and (y) a deficit in a Member’s Capital Account shall not constitute a Company Asset.
     Section 5.09 Capital Contributions to Cure Loan Defaults. Either Member shall have the right to make a capital call by delivery of written notice to the other for funds necessary to cure a default under any financing on any Company or Subsidiary property that is other than an Investment. Such notice shall specify the nature of the default and the amount required to cure such default. If the Members agree within five (5) Business Days following receipt of such notice to make the requested capital contributions, Ashford and Investor shall fund their respective shares of the amount requested pro rata in accordance with and to the extent of their Unfunded Capital Commitments, respectively. If a Member does not agree to make a requested capital contribution under this Section, the other Member shall have the right to advance the full capital contribution requested in the applicable notice. All amounts funded by a Member under this Section, together with any interest payable thereon pursuant to the documents evidencing and securing such financing, shall constitute “Cure Capital” of such Member and shall be repaid in accordance with Section 4.03.
     Section 5.10 Capital Contributions to Purchase Debt. If the Members elect to purchase indebtedness under Section 6.13(I), each Member shall make a Capital Contribution for such purpose in an amount equal to its Percentage Interest (without regard to any adjustment thereto pursuant to Section 5.04(ii)) of the total amount needed to effect such purchase (“Debt Purchase Capital”), and the indebtedness so acquired shall constitute an Investment under this Agreement; provided, however, that such Investment shall be excluded from the calculations of Investment Yield (and related calculations) hereunder, and provided, further, that any distributions of Current Income or Disposition Proceeds from such Investments shall be made to the Members in accordance with their Percentage Interests, notwithstanding any provision to the contrary contained herein. If, however, one Member does not wish to purchase indebtedness under Section 6.13(l), the other Member (the “Purchasing Member”) shall have the right to do so. The Members shall cooperate in all reasonable respects with respect to the structuring of the acquisition of the applicable indebtedness by the Purchasing Member, including by causing the Company or any applicable Subsidiary to assign its rights to purchase such indebtedness to the Purchasing Member if that is possible. If that is not possible or if the Purchasing Member otherwise elects, then the Purchasing Member shall have the right to fund all Debt Purchase Capital necessary to acquire such indebtedness to the Company and to cause the Company and any applicable Subsidiary to purchase such indebtedness on its behalf and, notwithstanding anything to the contrary, to distribute all proceeds and amounts of any nature received with respect to such indebtedness whenever received promptly and solely to the Purchasing Member.
ARTICLE VI
MANAGEMENT; INDEMNIFICATION
     Section 6.01 Management by the Program Representatives. Subject to the delegation by the Program Representatives to Ashford of the right to conduct the ordinary and routine day-to-

day activities of the Company and the Subsidiaries, as more particularly provided in Section 6.12, the business and affairs of the Company shall be managed solely and exclusively by the Program Representatives.
     Section 6.02 No Assignment of Rights. Other than as specifically provided herein, no party hereto shall have the right, directly or indirectly, by operation of law or otherwise, to assign, sell or otherwise transfer all or any portion of its right, title or interest under this Agreement, except to an entity under common Control with such party and upon prior written notice to the other party. Any assignment, sale or other transfer prohibited hereunder shall be null and void.
     Section 6.03 Program Representatives. Each of the Program Representatives shall be appointed in accordance with the provisions set forth in the Program Agreement. No action shall be taken under this Agreement without the unanimous consent of the Program Representatives.
     Section 6.04 Removal of Program Representatives. Each of the Program Representatives may be removed in accordance with the provisions set forth in the Program Agreement.
     Section 6.05 Affiliate Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Program Representatives must approve of any contract or understanding between the Company and any Member or Affiliate of any Member in any capacity, including in connection with the business and operations of the Company, and the terms of any such arrangement shall be commercially reasonable and competitive with amounts that would be paid to third parties on an “arms-length” basis.
     Section 6.06 Company Expenses and Reserves. Company Expenses directly related to the acquisition or issuance of an Investment (including the Sourcing Fee for such Investment) shall be allocated to that Investment for purposes of determining the Investment Cost of such Investment (“Allocable Acquisition Costs”). Company Expenses not characterized as Allocable Acquisition Costs (such as the Management Fee and Workout Fee in respect of Investments) shall be allocated to each applicable Investment, and Company Expenses not reasonably allocable to any one Investment shall be allocated among the Investments as reasonably determined by the Program Representatives. Company Expenses not funded with Capital Contributions shall be paid out of Current Income of the Company, using any proceeds attributable to Temporary Investment Income first and thereafter from Current Income received in respect of Investments. To the extent that Current Income is insufficient to pay any Company Expenses, the Program Representatives may call capital pursuant to Section 5.02 or cause the Company or any Subsidiary to borrow funds to pay such amounts. The Program Representatives may cause the Company or any Subsidiary to create a reserve account funded with Current Income for purposes of (i) repaying any indebtedness (other than acquisition financing (and any refinancing thereof) in respect of an Investment, unless required by the terms of such acquisition financing (or refinancing thereof)) incurred by the Company or any Subsidiary, regardless of whether the Current Income was derived from the Investment for which such indebtedness was incurred, or (ii) paying other Company Expenses (a “Reserve Account”).
     Section 6.07 Presentation of Acquisition Opportunities.

(a) During the Commitment Period and pursuant to the Program Agreement, Ashford shall identify, investigate and analyze Acquisition Opportunities (as defined in the Program Agreement) for the Company and other Master Ventures to acquire, own, finance, encumber dispose of or and/or otherwise deal with proposed, targeted investments meeting the Investment Criteria set forth on Exhibit C hereto (as reasonably determined by the Ashford Program Representative in good faith).
(b) Any third party costs incurred by Ashford in identifying or underwriting, or that are otherwise associated with, an Acquisition Opportunity, shall remain the sole cost and expense of Ashford and shall not be considered a Company Expense, unless the applicable Preliminary Package is approved by the PIM Program Representative or such approval is provided for in the Program Agreement.
(c) To the extent Ashford acquires an Investment as contemplated by Section 4.08 of the Program Agreement, and that Investment is subsequently acquired by the Company or a Subsidiary, Ashford shall contribute the Investment to the Company in exchange for a Capital Contribution by Investor equal to the sum of (i) Investor’s Percentage Interest of the Investment Cost (including the Sourcing Fee) of such Investment, plus (ii) Investor’s Percentage Interest of the excess of (A) the reasonable costs incurred by Ashford on account of the administration (but not the financing) of such Investment following Ashford’s acquisition thereof and prior to Investor’s Capital Contribution under this item (c) in connection therewith, over (B) all amounts reimbursed or paid to Ashford on account of such costs by a borrower or other third party (such excess, “Administration Costs”). The Capital Contributions made by Investor under this item (c) shall be distributed and paid to Ashford on the date each such applicable Investment is transferred to the Company. Ashford’s Percentage Interest of the Investment Cost of any such Investment so contributed and of the Administration Costs paid in connection with such Investment shall be deemed a Capital Contribution to the Company. Any additional amount funded by Investor and paid to Ashford in respect of the Investment Cost of such Investment shall be paid to Ashford and treated as a guaranteed payment by the Company pursuant to Section 707 of the Code and not otherwise taken into account for purposes of determining Investment Yield, Investor Yield, Ashford Yield or any other provisions of this Agreement relating to distributions or payments of fees by the Company.
     Section 6.08 Company Acts. When the taking of Company action has been authorized pursuant to Section 6.03, or as otherwise provided in this Agreement, any duly appointed agent of the Company may execute any contract or other agreement or document consistent with such authorized action, in the name and on behalf of the Company.
     Section 6.09 Compensation.
(a) The Program Representatives shall serve in their capacities without compensation.

(b) Except as other provided herein, each of PIM, the Investor and Ashford shall bear their own costs and expenses associated with negotiating and entering into this Agreement.
(c) The Company shall enter into a Loan Servicing Agreement with Ashford or any of its Affiliates in respect of each Investment.
(d) All third party payments made to PIM, the Investor, Ashford or any of their Affiliates in connection with the business of the Company or any Subsidiary (exclusive of the fees expressly provided for herein as payable to Ashford) shall be deemed to belong to the Company and shall be paid over by the receiving party to the Company.
     Section 6.10 Sourcing Fees.
Ashford or any of its Affiliates (as it may designate) in connection with the sourcing of an Investment for the Company shall be entitled to receive for its own account a sourcing fee (the “Sourcing Fee”) equal to one-quarter percent (0.25%) of Capital Contributions funded by the Investor (excluding any Capital Contributions funded by the Investor to pay any management fees, the Sourcing Fee, or amounts funded to reimburse Program Reimbursable Expenses) pursuant to Capital Calls for such Investment, and shall be paid by the Company at closing of such Investment.
     Section 6.11 Indemnification. Neither (i) the Members, (ii) any Affiliate of the Member (including Program Representatives), nor (iii) any officer, director, member, partner, shareholder, agent, employee or representative of a Member or such Affiliate (including the Program Representatives) (each, an “Indemnified Person”), acting on behalf of the Company in connection with any business or activity of the Company, shall be liable, responsible or accountable to the Company or to any Member for any loss or damage arising out of or in connection with the management, operation or conduct of the Company affairs, except to the extent (x) caused by reason of bad faith, willful misconduct, fraud, gross negligence, or acting outside the scope of its authority hereunder or (y) caused as a result of a failure by Ashford to perform its obligations under Section 4.08 of the Program Agreement, which remains uncured beyond any applicable notice and cure period. The Company, to the fullest extent permitted by the Act and other applicable law, shall indemnify and hold harmless each Indemnified Person, in its capacity as such, from and against any and all claims, obligations, costs, losses, liabilities, damages, penalties, actions, judgments, suits, proceedings, disbursements, expenses (including the reasonable expense of defending, investigating or preparing to defend, or the cost of any appeal or settlement of, any claim, suit, action or proceeding instituted or threatened and the costs of enforcing its indemnification rights hereunder) or liabilities (including reasonable attorneys’ fees) of any kind or nature whatsoever suffered or sustained by such Indemnified Person by reason of, or in any way relating to or arising out of, or alleged to relate to or arise out of or caused or alleged to have been caused in whole or in part by, any acts performed or omitted to be performed by such Indemnified Person on behalf of the Company or in furtherance of the interest of the Company, except to the extent caused by reason of bad faith, willful misconduct, fraud, gross negligence, or acting outside the scope of its authority hereunder.

(a) No claim, action or proceeding, or any appeal therefrom which is subject to the indemnification provisions of Section 6.11 shall be settled by the Company without the consent of the Indemnified Person affected thereby, unless the settlement of such claim, action or proceeding requires solely the payment of money which is fully paid by the Company. Notwithstanding the foregoing, if the Company is also a defendant in any such claim, action, proceeding or appeal, the Company may enter into any settlement for itself without the consent of any other defendant; provided that (i) such settlement does not adversely affect any Indemnified Person and (ii) the Company shall remain liable for the satisfaction of its obligations to the Indemnified Persons in accordance with its obligations under this Agreement. The Company shall not be liable for any claim settled without the approval of the Program Representatives, which approval shall not be unreasonably withheld or delayed.
(b) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, such Indemnified Person acting under this Agreement or otherwise shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement unless it constitutes bad faith, willful misconduct, fraud, gross negligence, or acting outside the scope of its authority. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Person.
(c) In any action, suit or proceeding against the Company or any Indemnified Person relating to or arising, or alleged to relate to or arise, out of or caused or alleged to have been caused in whole or in part by any action or non-action of an Indemnified Person, the Indemnified Persons shall have the right to jointly employ, at the expense of the Company, counsel of the Indemnified Persons’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding, provided that if retention of joint counsel by the Indemnified Persons would create a conflict of interest, each group of Indemnified Persons which would not cause such a conflict shall have the right to employ, at the expense of the Company, separate counsel of the Indemnified Persons’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding. The satisfaction of the obligations of the Company under this Section 6.11 (c) shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.
(d) The provision of advances of funds from the Company to an Indemnified Person for legal expenses and other costs incurred as a result of any legal action or proceeding is required if requested by any Member or Indemnified Person if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of or caused or alleged to have been caused in whole or in part by, any action or inaction on the part of the Indemnified Person in the performance of its duties or provision of its services on behalf of the Company; and (ii) the Indemnified Person undertakes to repay any funds advanced pursuant to this Section 6.1l(d) in cases in which such Indemnified Person would not be entitled to indemnification under Section 6.1l(a). If advances are required under this Section 6.11 (d). the Indemnified Person shall furnish the Company with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Company for, or otherwise require the Company to pay, at any time and from time to time after such Indemnified Person shall become obligated to make payment therefor, any and all reasonable amounts for which such Indemnified Person is entitled to indemnification under Section 6.11 and the Company shall pay the same within thirty (30) days after request for payment. In the event that a determination is made by a court of competent jurisdiction or an arbitrator that the Company is not so obligated in respect of any amount paid by it to a particular Indemnified Person, such Indemnified Person will refund such amount within sixty (60) days of such determination, and in the event that a determination by a court of competent jurisdiction or an arbitrator is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnified Person, the Company will pay such amount to such Indemnified Person within thirty (30) days of such final determination, in either case together with interest at the Prime Rate plus two percent (2%) from the date paid until repaid or the date it was obligated to be paid until the date actually paid.
(e) Each Member (for purposes of this clause (e), the “First Member”) shall, severally and not jointly, indemnify and hold harmless the Company and each other Member and its respective officers, directors, members, partners, shareholders and agents from and against any and all claims, obligations, costs, losses, damages, penalties, actions, judgments, suits, proceedings, disbursements, expenses (including the expense of defending, investigating or preparing to defend, or the cost of any appeal or settlement of any claim, suit, action or proceeding instituted or threatened and the costs of enforcing its indemnification rights hereunder) or liabilities (including reasonable attorneys’ fees) suffered or sustained by the Company or any other Member to the extent caused by reason of bad faith, willful misconduct, fraud, gross negligence, and acting outside the scope of its authority hereunder. In any such action, suit or proceeding against the Company or any other Member, the Company and each such other Member shall have the right to jointly employ, at the expense of the First Member, counsel of the First Member’s choice, which counsel shall be reasonably satisfactory to the Company and each such other Member, in such action, suit or proceeding, provided that if retention of joint counsel by the Company and each such other Member would create a conflict of interest, the Company and each group of other Members which would not cause such a conflict shall have the right to employ, at the expense of the First Member, separate counsel of the First Member’s choice, which counsel shall be reasonably satisfactory to the Company and each such other Member, in such action, suit or proceeding, and provided, further that such counsel is acceptable to internal counsel of Investor, in its reasonable discretion, if Investor is an Indemnified Person.
(f) Notwithstanding anything to the contrary in this Agreement, the Members and the Company each waive any and all rights to allege or claim any punitive, special, speculative and/or consequential damages.
     Section 6.12 Delegation. Subject to the terms and conditions of this Agreement, the Program Representatives delegate to Ashford the responsibility and authority for the day-to-day management and operation of the business and affairs of the Company in accordance with policies and procedures established by the Program Representatives and the terms of this

Agreement. The Program Representatives shall have the right to revoke such delegation of authority at any time in their sole discretion. Investor, acting alone, shall have the right to revoke such authority at any time following the occurrence of a Duty Breach or a Change in Control of Ashford. Ashford accepts and agrees to perform its duties and undertake its responsibilities set forth in this Agreement and to exercise all commercially reasonable efforts to cause the business of the Company to be operated and managed in accordance with the policies and procedures established by the Program Representatives, Accepted Loan Servicing Practices, where applicable, and the terms of this Agreement. Notwithstanding anything to the contrary, Investor shall have sole and exclusive authority to act on behalf of the Company, its Subsidiaries and the Holders (as defined in the Loan Servicing Agreement) with respect to the termination of the Loan Servicing Agreement following a Servicer Default (as defined in the Loan Servicing Agreement).
     Section 6.13 Major Decisions. Notwithstanding Ashford’s right to conduct the ordinary and routine day-to-day activities of the Company in accordance with the terms of this Agreement, Ashford shall have no authority to undertake any of the following actions except upon the approval of the Program Representatives (each, a “Major Decision”):
     (a) Entering into any Investment;
     (b) Selling, financing or refinancing any Investment;
     (c) Consummating any modification, restructuring or workout in connection with any Investment;
     (d) Consenting to any requested approvals under any Investment-related documents;
     (e) Declaring a default under, or taking or waiving any enforcement actions upon the continuance of a default under, any Investment-related documents;
     (f) Making any material change in investment strategy of the Company or any Subsidiary from that contemplated in this Agreement;
     (g) Materially amending this Agreement or the Certificate of Formation;
     (h) Except as otherwise provided herein, making any additional Capital Contribution to the Company;
     (i) Authorizing or effecting a merger or consolidation of the Company with or into one or more other entities;
     (j) Filing of any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, by the Company;
     (k) Guaranteeing the debt of any other Person, including any Member;

     (1) Acquiring all or any portion of or direct or indirect interest in any indebtedness related to any property directly or indirectly securing any Investment;
     (m) Acquiring an REO Property, selling an REO Property for a gross purchase price of less than the sum of the Investment Cost of the Investment that led to the existence of such REO Property, all other Capital Contributions made by one (1) or more Members in accordance with the terms of this Agreement with respect to such Investment and all accrued unpaid interest and other amounts that were owing on such Investment at the time it became an REO Property or failing to sell any REO Property within ninety (90) days following its acquisition by the Company or a Subsidiary;
     (n) Taking any of the following actions as Tax Matters Member: entering into a settlement agreement with the Internal Revenue Service which purports to bind Members other than Ashford; filing a petition as contemplated in Section 6226(a) or 6228 of the Code; intervening in any action as contemplated in Section 6226(b)(6) of the Code; filing any request contemplated in Section 6227(a) of the Code; or entering into any agreement to extend the period of limitations contemplated under Section 6229(b)(l)(B) of the Code;
     (o) Subject to Article XIII. approving or making any determination with respect to a proposed activity or transaction of the Company or any Subsidiary that may affect the REIT status of any Member or its direct or indirect owners. The determination of whether a proposed activity or transaction may affect the REIT status of the Investor REIT shall be made in the sole discretion of the PIM Program Representative. The determination of whether a proposed activity or transaction may affect the REIT status of Ashford Hospitality Trust, Inc. shall be made in the sole discretion of the Ashford Program Representative; and
     (p) Except as otherwise provided in Section 6.12 above, approving any item requiring approval of the Company or any Holder under the Loan Servicing Agreement, including, without limitation, under Section 2(c) thereof.
     Section 6.14 Real Estate Owned. In the event Company or any Subsidiary proposes to acquire the real estate or other collateral underlying any Investment (“REO Property”) during the existence of a default thereunder (an “REO Event”), a Subsidiary of the Company shall acquire such REO Property in a manner consistent with Section 13.01 herein and such other terms as the Program Representatives shall determine. If any REO Property is not sold in accordance with the terms hereof within ninety (90) days following its acquisition by the Company or any Subsidiary, the value of such REO Property shall be determined by a national, reputable M.A.I. appraisal firm retained by Investor. Such appraiser shall have more than ten (10) years’ experience in appraising the value of real estate and other collateral securing investments of the nature of the applicable REO Property to determine the value thereof. The value of any such REO Property, as so determined, shall be deemed distributed in-kind by the Company to its Members pursuant to Section 4.03(b) in respect of the related Investment and recontributed to the Company by the Members as a new Investment (a “REO Investment”) with the percentage interests of the Members in such REO Investment based on the relative amounts of each Member in the value of the REO Property as determined by the appraiser (the “REO Investment

Percentages”) and any Current Income or Disposition Proceeds in respect of such REO Investment distributed in accordance with such REO Investment Percentages. Any amount deemed recontributed by a Member to the Company shall not reduce such Member’s Unfunded Capital Commitment. The original Investment resulting in an REO Property shall be removed from the calculations under Section 4.02 for purposes of calculating the Ashford Promote, and the Members shall determine the ongoing economic terms applicable to each REO Investment prior to the acquisition thereof
ARTICLE VII
TRANSFER RIGHTS OF MEMBERS
     Section 7.01 Transfers. Except as expressly provided in this Article VII. no Member, or any assignee or successor in interest of a Member, may sell, assign, give, pledge, hypothecate, encumber or otherwise transfer, or permit the transfer of, all or any portion of its interest in the Company, or in any loans made by it, or in all or any part of the assets of the Company, directly or indirectly, whether by operation of law or otherwise without the prior written consent of the other Member, which consent shall not be unreasonably withheld; provided, however, that with respect to any transfer by Ashford, Investor may consider the experience of an Offerer (as hereinafter defined) in terms of its reputation of owning and operating hotel properties and investments. Any purported sale, assignment, gift, pledge, hypothecation, encumbrance or other transfer of all or any portion of a Member’s interest in the Company or any loans made by it not otherwise expressly permitted by this Article VII shall be null and void and of no force or effect whatsoever. A sale, assignment, gift, pledge, hypothecation, encumbrance or other transfer by Investor of all or a portion of its Entire Interest (as defined below) in the Company to an Affiliate or to a pension fund advisory client of PIM from time to time, or in connection with any corporate merger, acquisition or other combination or the sale or transfer of all or substantially all of its assets shall be a transfer permitted under this Article VII, and Investor shall not be required to obtain the consent of, nor offer all or any portion of its Entire Interest to be sold, assigned, given, pledged, hypothecated, encumbered or transferred, to Ashford. No transfers of any interest in PIM shall be restricted in any way. Further, if necessary or desirable for or to Investor for purposes described in Article XIII, Ashford will cooperate in all reasonable respects with respect to the structuring of the acquisition of any Investment, including, without limitation, by structuring the acquisition of such Investment in a manner that would allow Investor to invest through one (1) or more taxable REIT subsidiaries, so long as such structuring does not adversely affect the economic terms intended to be provided Ashford under this Agreement.
     Section 7.02 Sales of Company Interests to Third Parties. If, at any time, either of the Members shall receive from an Institutional Investor (the “Offeror”) a bona fide offer (the “Offer”), in writing, signed by the Offeror setting forth all the material terms of the Offer for such Member’s entire equity interest in the Company (which shall include any and all interests in the Company held by persons that acquired their interests from such Member) and all unpaid Member Loans made by such Member (collectively, such Member’s “Entire Interest”), including a statement of the cash value, as reasonably determined by such Member, of any non-cash consideration to be delivered for all or any portion of the Entire Interest (the “Cash Value”), then the Member who shall have received such Offer (the “Receiving Member”) shall, if it wishes to accept the Offer, forward a true and complete copy thereof to the other Member (the

“Non-Receiving Member”), together with reasonable information as to the identity of the Offeror (e.g., its partners or directors, officers and controlling shareholders) and the terms of the Offer.
(a) In such event, the Non-Receiving Member may, within thirty (30) days after receiving a copy of the Offer from the Receiving Member, either:
     (1) notify the Receiving Member of the Non-Receiving Member’s intent to purchase the Receiving Member’s Entire Interest upon the same terms and conditions contained in the Offer, except as to date, hour and place of closing and as otherwise provided below in this item (1). If the Offer proposes an acquisition of the Receiving Member’s Entire Interest for consideration that is in whole or in part other than cash, the Non-Receiving Member shall be entitled to purchase the Receiving Member’s Entire Interest for cash in an amount equal to the sum of any cash to have been paid pursuant to the Offer plus the Cash Value, if any (the “Third Party Sale Amount”). Notice of election to purchase the Receiving Member’s Entire Interest shall be addressed to the Receiving Member and shall provide for the consummation of the transaction on the date set forth in the notice of election, which date shall be not more than thirty (30) days after receipt by the Receiving Member of the Non- Receiving Member’s notice. Such notice shall also set forth the hour and place of closing, which shall be in the offices of the seller’s counsel set forth herein, during usual business hours and such notice shall be accompanied by a deposit in an amount equal to five percent (5%) of the Third Party Sale Amount which amount shall be non-refundable except in the event of any default by the Receiving Member. If the Non-Receiving Member elects to purchase the Receiving Member’s Entire Interest in accordance with this Section 7.02(a)(1), then the Receiving Member shall be obligated to sell and transfer its Entire Interest to the Non-Receiving Member in accordance with the terms and conditions of the Offer and notice of election provided for in Section 7.02(a)(l); or
     (2) notify the Receiving Member that the Non-Receiving Member objects for reasonable reasons to the Offeror becoming a Member in the Company. If the Non-Receiving Member shall not have given notice of such objection within such thirty (30) day period, it shall thereafter have no option to dissolve the Company as provided in Section 7.02(b).
(b) If the Non-Receiving Member does not exercise its right to purchase as described above and has objected on reasonable grounds within the required thirty (30) day period to the Offeror becoming a Member in the Company, then the Receiving Member shall have the right and option (to be exercised by notice to the Non-Receiving Member to such effect within thirty (30) days after the Receiving Member shall have received such notice of objection from the Non-Receiving Member in the manner provided in Section 7.02(a)(2)) either to (i) retain its Entire Interest and not proceed with a sale of it to the Offeror or (ii) subject to the terms of this Section 7.02, sell its Entire Interest to the Offeror upon the terms submitted in the Offer, and upon the Offerer’s complying with the provisions of Sections 7.03 and 7.04, the assignee shall become a Member in place of the Receiving Member. Any assignment of the Receiving Member’s Entire Interest to the Offeror pursuant to Section 7.02(b)(ii) shall give the Non-Receiving Member the option (to be exercised within sixty 60 days after receipt by the Non-Receiving Member of notice that such assignment has been completed) to dissolve the Company pursuant to Article XI. The Receiving Member shall deliver notice to the Non-Receiving Member of the completion of an assignment of its Entire Interest pursuant to Section 7.02(b)(iii) within five (5) days of such completion.
(c) If the Non-Receiving Member neither exercises its rights under Section 7.02(a)(1) nor objects to the sale of the Receiving Member’s Entire Interest to the Offeror pursuant to Section 7.02(a)(2), then, upon the assignment of the Receiving Member’s Entire Interest to the Offeror, the Offeror shall be admitted as a Member of the Company in place of the Receiving Member, which shall have sold its Entire Interest. As a condition precedent to the foregoing, the Offeror shall execute and deliver an instrument, in substance and form reasonably satisfactory to the Non-Receiving Member, assuming and agreeing to perform the terms and conditions of this Agreement as provided in Section 7.03, and such other documents as the Non-Receiving Member may reasonably require in order to effectuate the foregoing.
(d) Whether or not any transaction contemplated by the foregoing provisions of this Section 7.02 is consummated pursuant to the provisions of the Offer, all the provisions of this Section 7.02 shall apply to any subsequent offer or offers to purchase a Member’s Entire Interest.
     Section 7.03 Assumption by Assignee. Any assignment of an Entire Interest in the Company permitted under this Article VII shall be in writing, and shall be an assignment and transfer of all of the assignor’s rights and obligations hereunder, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor’s agreements and obligations existing or arising at the time of and subsequent to such assignment. Upon any such permitted assignment of the assignor’s Entire Interest, and after such assumption, the assignor shall be relieved of its agreements and obligations hereunder arising after such assignment and the assignee shall become a Member in place of the assignor. An executed counterpart of each such assignment of a Entire Interest in the Company and assumption of a Member’s obligations shall be delivered to each Member and to the Company. The assignee shall pay all expenses incurred by the Company in admitting the assignee as a Member. Except as otherwise expressly provided herein, no permitted assignment shall terminate the Company.
     As a condition to any assignment of an Entire Interest, the selling Member shall obtain such consents as may be required from third parties, if any, or waivers thereof. The other Member shall use reasonable efforts to cooperate with the selling Member in obtaining such consents or waivers.
     Section 7.04 Amendment of Certificate of Formation. If an assignment of an Entire Interest in the Company shall take place pursuant to the provisions of this Article VII then unless the Company is dissolved by such assignment, the continuing Members promptly thereafter shall cause to be filed, to the extent necessary, an amendment to the Company’s Certificate of Formation with all applicable state authorities, together with any necessary amendments to the fictitious or assumed name(s) of the Company in order to reflect such change or take such similar action as may be required.
     Section 7.05 Resolution of Deadlock.
(a) If the Members are unable to agree upon any Major Decision with respect to an Investment for more than fifteen (15) days (such fifteen day period, the “Deadlock Notice Period”) following delivery of written notice from one to the other of the existence of a deadlock (each, a “Deadlock Notice”) then Ashford shall have the right to purchase the Investor’s indirect interest in the Subsidiary holding such Investment in accordance with the terms of this Section 7.05. Ashford shall notify the Investor in writing of its election within ten (10) days following the expiration of the Deadlock Notice Period (the “Ashford Election Period”), and such written notice shall be accompanied by a non-refundable deposit in the amount of five percent (5%) of the Put Purchase Price payable by Ashford as determined pursuant to Section 7.05(c). Ashford shall thereafter close on the acquisition of the Investor’s indirect interest in such Subsidiary on such date as is specified in the Ashford Election, which shall not be more than seventy-five (75) days nor earlier than twenty (20) days following the expiration of the Deadlock Notice Period, all in accordance with the terms of Section 7.02 as if Ashford were the acquiring Member. Any failure by Ashford to deliver the Ashford Election within the Ashford Election Period shall constitute an election not to acquire the Investor’s indirect interest in such Subsidiary.
(b) If Ashford elects not or is deemed to have elected not to acquire Investor’s indirect interest in such Subsidiary, then:
     (i) the Investor shall have the right to purchase the Ashford’s indirect interest in the Subsidiary holding such Investment provided it notifies Ashford in writing of its election within ten (10) days following the Ashford Election Period (the “Investor Election”) and such written notice shall be accompanied by a non-refundable deposit in the amount of five percent (5%) of the Put Purchase Price payable by Investor as determined pursuant to Section 7.05(c). Investor shall thereafter close on the acquisition of Ashford’s indirect interest in such Subsidiary on such date as is specified in the Investor Notice, which shall not be more than seventy-five (75) days nor earlier than twenty (20) days following the expiration of the Deadlock Notice Period, all in accordance with the terms of Section 7.02 as if Investor were the acquiring Member; or
     (ii) If Investor has not elected to purchase Ashford’s indirect interest in such Subsidiary, then Investor shall have the right to make all decisions with respect to the Investment that was the subject of the Deadlock Notice without any of them constituting a Major Decision or otherwise in any way requiring Ashford’s approval, and the Investor shall have the right to cause the applicable Subsidiary to retain a special loan servicer pursuant to a loan servicing agreement to assist in the handling of such Investment, including any and all enforcement activities in connection therewith.
(c) Put Purchase Price. The Put Purchase Price payable by Ashford pursuant to Section 7.05(a) shall be equal to the sum of the Investor Unreturned Capital plus the accrued and unpaid Investor Yield attributable to such Investment and the Put Purchase Price payable by Investor pursuant to Section 7.05(b) shall be equal to the sum of the Ashford Unreturned Capital plus the accrued and unpaid Ashford Yield attributable to such Investment.
ARTICLE VIII
COMPANY BOOKS AND RECORDS
     Section 8.01 Books, Records, Accounting and Reports.
(a) Ashford, acting as a Member and on behalf of the Company, shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company. Such books and records shall be maintained, and income, gain, losses and deductions shall be determined and accounted for, on the accrual basis in accordance with generally accepted accounting principals consistently applied (with sufficient supplementary records to permit the computation of cash flow on a cash basis). Each Member or its duly authorized representative, upon reasonable prior notice, shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours and to receive other material information about the Company and its operations. A reasonable charge for copying books and records may be charged by the Company. Each Member, upon reasonable prior notice, shall have the right to audit such records and books of account by an accountant of its choice at its expense. Ashford, acting as a Member and on behalf of the Company, shall reasonably cooperate with any Member or its agents in connection with any review or audit of the Company or its records and books. Ashford, acting as a Member and on behalf of the Company, shall retain all records and books relating to the Company for a period of at least six (6) years after the dissolution of the Company and shall thereafter destroy such records and books only after giving at least thirty (30) days’ advance written notice to the Members.
(b) The Company and its Subsidiaries shall report their operations for tax purposes on the accrual method. The Company Year may be changed from time to time by the Program Representatives in accordance with the Code.
     Section 8.02 Tax Returns. Independent accountants for the Company selected by the Program Representatives (the “Independent Accountants”) shall either prepare or review and sign, as requested by the Program Representatives, all federal, state and/or local income tax returns of the Company, including required Schedule K-1s for the Members. Ashford, acting as a Member and on behalf of the Company, shall use its commercially reasonable efforts to cause the tax and information returns that the Company may be required to file, to be filed on a timely basis with the appropriate governmental authorities; provided that the Program Representatives shall have provided their approval of all such tax and information returns on a timely basis. The Company shall provide to each Member a copy of each tax return filed by the Company within thirty (30) days of the applicable due date or as soon thereafter as reasonably possible.
     Section 8.03 Reports.
(a) Ashford, acting as a Member and on behalf of the Company, or an officer designated by Ashford, shall cause the preparation of the financial reports and other information provided for herein it such manner as it determines appropriate, provided, however, that all such reports shall be prepared in form and substance as required for public reporting if and to the extent (x) that it determines appropriate or (y) requested by any Member. In any event:
     (i) Ashford, acting as a Member and on behalf of the Company, or an officer designated by Ashford, shall cause to be prepared and furnished to the Program Representatives in draft form within seventy-five (75) calendar days after the close of each Company Year a balance sheet of the Company dated as of the end of the Company Year, a related statement of income and expense, a statement of cash flow and a statement of changes in Members’ capital for the Company for the Company Year and information for the Company Year as to the balance in each Member’s Capital Account, unpaid balance under all obligations of the Company and all other information reasonably required by each Member, all of which shall be certified by the Chief Financial Officer of Ashford, to the best of his or her knowledge, as being true and correct and all of which shall promptly thereafter be finalized by Ashford upon its receipt of comments from, or the approval of, the Program Representatives. If requested by a Member, Ashford shall cause all or any portion of the materials to be delivered under this Section to be reviewed and/or audited at such Member’s sole cost and expense.
     (ii) Ashford, acting as a Member and on behalf of the Company, or an officer designated by Ashford, shall prepare and furnish to each of the Members, within forty-five (45) days after the end of each calendar quarter (including the fourth calendar quarter), a balance sheet of the Company dated as of the end of such calendar quarter, a related statement of income and expense and a statement of cash flow, each of which shall be unaudited, and a consolidated operations report with respect to such calendar quarter in such form as the Program Representatives shall reasonably determine;
     (iii) Ashford, acting as a Member and on behalf of the Company, or an officer designated by Ashford, within ninety (90) days after the end of each Company Year, shall use all commercially reasonable efforts to cause the Independent Accountants to prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions effected by or involving the Company during the applicable Company Year as shall enable the Company and each

Member timely to prepare its federal, state and local income tax returns in accordance with all applicable laws, rules and regulations. Ashford or an officer designated by Ashford, also shall use all commercially reasonable efforts to cause the Independent Accountant to prepare federal, state and local tax returns required of the Company, submit those returns to the Members for their joint approval no later than twenty (20) calendar days prior to the date required for the filing thereof (including any extensions granted) and shall file the tax returns after they have been jointly approved by the Members. In the event the Members shall not desire or be able to approve any such tax return prior to the date required for the filing thereof (including any extensions granted), Ashford, acting as a Member and on behalf of the Company, or an officer designated by Ashford, shall timely obtain an extension of such date to the extent permitted by the Code.
     (b) All other decisions as to accounting principles shall be made by the Program Representatives, subject to the provisions of this Agreement.
     Section 8.04 Bank Accounts. All funds of the Company shall be deposited in its name in an account or accounts maintained with a bank or other financial institution selected by the Program Representatives. Funds of the Company shall not be commingled with funds of any other Person. Checks and wire transfers shall be drawn upon the Company’s account or accounts only for the purposes of the Company and shall be signed by duly authorized representatives of the Company.
     Section 8.05 Tax Elections. Any and all federal, state or local tax elections for the Company shall be made by the Program Representatives in their reasonable discretion. In making such elections, Program Representatives shall take into account tax matters with respect to the Company that would adversely affect a Member and shall use its good faith efforts to consult with such Member and to make elections that have the least adverse effect on that Member, provided that such election(s) do not have a material adverse effect on the Company or any other Member.
     Section 8.06 Tax Matters Member. Ashford shall be the “Tax Matters Member” of the Company within the meaning of Code § 6231(a)(7) and in any similar capacity under applicable state or local law and shall have all of the power and responsibilities of such position as provided in the Code. Any reasonable expenses incurred by Ashford, on behalf of the Members, while acting in such capacity shall be paid or reimbursed by the Company.
ARTICLE IX
COVENANTS
     Section 9.01 Preservation of Company’s Existence and Compliance with Laws and Regulations. The Members shall use all commercially reasonable efforts to cause to be done all things necessary to preserve, renew and keep in full force and effect and good standing the Company’s existence, rights, licenses, permits and franchise, and shall use all commercially reasonable efforts to cause the Company to comply in all material respects with all applicable laws and regulations.

     Section 9.02 Confidentiality.
(a) General. It is expected that the Members and the Company will disclose to each other during the Term certain information which is confidential or proprietary and which may include technology, products, trade secrets, processes, programs, technical know-how, customers, distributors, costs, pricing, business operations and other business information (“Proprietary Information”). All Proprietary Information owned solely by one party or by the Company and disclosed to any other party shall remain solely the property of the disclosing party or the Company, and its confidentiality shall be maintained and protected by the party to whom the information was disclosed with the same degree of care used to protect its own Proprietary Information of a similar nature; provided, however, that Pipeline Transactions and Acquisition Opportunities designated to the Company by the Program Committee and designated to be an Investment shall be deemed the property of the Company or the applicable Subsidiary and client lists, financial and analytical models, processes and procedures utilized or developed by Ashford in connection with the business of the Company or the applicable Subsidiary shall be deemed the property of Ashford, but only to the extent they are different than the client lists, models, processes and procedures currently used by Affiliates of the Investor. No Proprietary Information owned solely by one party or by the Company shall be used by the other party except in furtherance of the terms and provisions of this Agreement. Except to the extent permitted under this Agreement or as required by law or court order, the parties shall in all circumstances exercise reasonable care not to allow to be published or disclosed the other party’s or the Company’s Proprietary Information to any third party or to any of its own employees not having a need to know. Each party shall advise its employees to whom the other party’s or the Company’s Proprietary Information is disclosed of these obligations of confidentiality.
(b) The parties agree that the following information shall not constitute Proprietary Information under this Agreement:
     (i) information available from public sources at any time before or after it is disclosed to a party hereto by the other party hereto;
     (ii) information obtained from a third party who obtained such information, directly or indirectly, from a party other than a party to this Agreement; and
     (iii) information independently developed by the party against whom enforcement of this provision is sought without the use of information provided by the party seeking such enforcement.
(c) Notwithstanding any provision of this Agreement to the contrary, any person (and each employee, representative, or other agent of such person) may disclose to any and all other persons, without limitation of any kind, (i) the tax treatment and tax structure of any transaction contemplated or consummated pursuant to this Agreement, (ii) all materials of any kind (including any opinions or other tax analysis) that are provided to such person relating to the tax treatment and tax structure of any such transaction and (iii) any information required to be disclosed or obtained by law or court order.
ARTICLE X
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
     Section 10.01 Member Representations. Each Member represents and warrants to and covenants with the other Members as follows:
(a) Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct the business of the Company.
(b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms.
(c) Consents and Authority. No consents or approvals are required from any governmental authority or other Person for the Member to enter into this Agreement. All action on the part of such Member necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Member, have been duly taken.
(d) No Conflict. The execution and delivery of this Agreement by such Member and the consummation of the transactions contemplated hereby by such Member do not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties or assets are bound or any law, rule, regulation, order or decree to which it or its properties or assets are subject.
(e) Investment Intent. Such Member’s interest in the Company is intended to be and is being acquired solely for such Member’s own account for investment, with no present intention of distributing or reselling all or any part thereof; such Member acknowledges that it is able and is prepared to bear the economic risk of making all Capital Contributions contemplated hereby and to suffer any loss up to the amount of such Member’s liability hereunder.
(f) Sophistication. It, alone or with its professional advisors, has the educational, financial and business background and knowledge so as to be capable of evaluating the merits and risks of an investment in the Company and has the capacity to protect its own interests in making this investment.
(g) Regulatory Approval. It understands that neither the Commission nor any state regulatory agency has passed upon or endorsed the merits of an investment in the Company.

(h) Registration. It understands that its interest in the Company has not been and will not be registered pursuant to the 1933 Act, or any applicable state securities laws, and is being issued pursuant to an exemption therefrom.
(i) Transfer Restrictions. It understands that there are substantial restrictions on the transferability of its interest in the Company and such interest will not be, and such Member has no right to require that it be, registered or qualified under the 1933 Act, and/or any applicable state securities laws. It understands that there will be no public market for interests in the Company.
(j) Advisors. It has been afforded the opportunity to seek and rely upon the advice of its own attorney, accountant or other professional advisor in connection with an investment in the Company and the execution of this Agreement.
(k) Rule 144. It understands that the exemption under Rule 144 under the 1933 Act, for holders of securities which have been held for at least two years since the acquisition of such securities from the issuer or any affiliate of the issuer and concerning which issuer there is available specified public information, may not be available to it or to the Company for sales of Company Interests because the Company does not contemplate making available such public information, and there may never be a trading market for the interests in the Company sufficient to permit compliance with the “brokers’ transaction” requirement of such Rule 144.
(1) Government Determinations. It is aware that no federal or state agency has made any finding or determination as to the fairness of any aspect of the Investment in the Company.
(m) Breach. As of the date hereof, it is not aware of any breach of this Agreement by any of the other Members.
(n) Investment Company. Either (i) all of its outstanding securities (as such term is defined in the 1940 Act) are beneficially owned by five or less natural person or (ii) it is not an “investment company” (as such term is defined in the 1940 Act) and is not excluded from the definition of “investment company” under the 1940 Act based on the exceptions set forth in subparagraph 3(c)(l) or 3(c)(7) of the 1940 Act.
(o) ERISA. If any portion of its Capital Contributions consist, or will consist, of assets of an employee benefit plan as defined in Section 3(3) of ERISA, whether or not such plan is subject to Title I of ERISA or a plan subject to Section 4975 of the Code, determined after giving effect to applicable regulations, rulings, and exemptions thereunder, it has so notified the Program Representatives in writing.

ARTICLE XI
DISSOLUTION AND TERMINATION
     Section 11.01 Dissolution.
(a) The Company shall be dissolved upon the occurrence of any of the following events:
     (i) On the twentieth (20th) anniversary of date of this Agreement unless and to the extent extended by mutual agreement of all of the Members;
     (ii) (x) the filing by the Company of a voluntary petition for relief under Title 11 of the United States Code or any successor or amendatory provisions thereto, or (y) ninety (90) days after the filing of an involuntary petition against the Company for relief under Title 11 of the United States Code or any successor or amendatory provisions thereto, or (z) ninety (90) days after the appointment of a trustee or receiver of the Company or the assignment of the Company or any material part of the Company Assets for the benefit of creditors by, of, or with respect to the Company, unless any such event referred to in subsection (a)(ii)(y) or (a)(ii)(z) is remedied within ninety (90) days of its occurrence or unless within ninety (90) days after the occurrence of an event referred to in subsection (a)(ii)(x) or the expiration of the ninety (90)-day period referred to in subsection (a)(ii)(y) or (a)(ii)(z) the Members jointly determine to continue the Company;
     (iii) a unanimous election by the Members to dissolve the Company;
     (iv) by the Investor, in its sole discretion, if there is a Major Uncured Breach, or once its Capital Commitment has been fully funded; provided that, in each instance, there is no Investment outstanding;
     (v) the termination of the Program Agreement pursuant to Article VIII thereof provided that no Investment governed or affected by this Agreement shall remain unpaid or otherwise outstanding; and
     (vi) any other event causing the dissolution of the Company under the Act.
(b) The Company shall be dissolved in accordance with Section 11.02. Notwithstanding any provision of the Act to the contrary, the Company shall continue and not dissolve as a result of the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or any other event that terminates the continued membership of any Member.

     Section 11.02 Winding Up, Liquidation and Distribution of Assets.
(a) Upon dissolution, (i) the Program Representatives shall immediately proceed to wind up the affairs of the Company as expeditiously as business circumstances allow and proceed within a reasonable period of time to sell or otherwise liquidate the Company Assets. In the event that the Program Representatives shall, in its discretion, determine that a sale or other disposition of part or all of the Company Assets would cause undue loss to the Members or otherwise be impractical, the Program Representatives may either defer liquidation of any such Company Assets, and withhold distributions relating thereto for a reasonable time, or distribute part or all of such Company Assets to the Members in accordance with this Agreement.
(b) Upon any liquidation, dissolution or winding up of the Company, proceeds from the Company Assets shall be distributed as follows:
     (i) first, to creditors, including Members and Program Representatives who are creditors in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made, and for the expenses of winding up or liquidation; and
     (ii) the balance to the Members in accordance with the priorities of Section 4.03.
     Section 11.03 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and Company Assets have been distributed to the Members, a certificate of cancellation shall be prepared, executed and filed by the Program Representatives in accordance with the Act.
     Section 11.04 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the Company Assets for the return of such Member’s Capital Contribution. If the distribution provided in Section 11.02(b)(ii) is insufficient to return the Capital Contribution of one or more Members, such Member or Members shall have no recourse against the Company or any other Member.
ARTICLE XII
MISCELLANEOUS
     Section 12.01 Specific Performance; Other Rights. The parties recognize that various of the rights granted under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce their rights under this Agreement by actions for injunctive relief and specific performance.
     Section 12.02 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service or by telecopier and shall be deemed given when so delivered by hand or, if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), addressed as follows:
If to Ashford:
c/o Ashford Hospitality Trust
14185 Dallas Parkway
Suite 1100
Dallas, Texas 75254
Attention: Douglas A. Kessler
Telephone: 972-490-9600
Facsimile: 972-980-2705
with a simultaneous copies (which shall not constitute notice) to:
c/o Ashford Hospitality Trust
14185 Dallas Parkway
Suite 1100
Attention: David A. Brooks
Telephone: 972-490-9600
Facsimile: 972-980-2705
and
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue
Suite 4100
Dallas, TX 75201-4675
Attention: Robert W. Dockery, Esq.
Telephone: (214) 969-4316
Facsimile: (214) 969-4343
If to the Investor or PIM:
c/o Prudential Investment Management, Inc.
8 Campus Drive
Parsippany, NJ 07054
Attention: Jim Walker
Telephone: (973) 683-1690
Facsimile: (973) 683-1752

And
c/o PREI Law Department
8 Campus Drive
Parsippany, NJ 07054
Attention: Joan N. Hayden, Esq.
Telephone: (973) 683-1772
Facsimile: (973) 683-1788
with a simultaneous copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Minta E. Kay, Esq.
Telephone: (617) 570-1877
Facsimile: (617) 523-1231
or to such other address, individual or electronic communication number as may be designated by notice given by any party to the others.
     Section 12.03 Prior Agreements; Construction; Entire Agreement. This Agreement, including the Exhibits and other documents referred to herein (which form a part hereof), constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between them as to such subject matter and all such prior agreements and understandings are merged herein and shall not survive the execution and delivery hereof.
     Section 12.04 No Waiver. The waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.
     Section 12.05 Amendments. This Agreement may not be amended, altered or modified except by (i) the approval of the Program Representatives and (ii) instrument in writing and signed by all Members. Notwithstanding anything to the contrary in this Agreement, this Agreement shall be amended by the Program Representatives automatically and without any further action of the Program Representatives to the extent necessary to reflect (a) the admission or substitution of any Member permitted under this Agreement or (b) any Transfer permitted under this Agreement.
     Section 12.06 Severability. If any provision of this Agreement shall be held or deemed by a final order of a competent authority to be invalid, inoperative or unenforceable, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be construed as if such invalid, inoperative or unenforceable provision had never been contained herein so as to give full force and effect to the remaining such terms and provisions.

     Section 12.07 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.
     Section 12.08 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties consent to the exclusive jurisdiction of the United States District Court for the District of New York in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement, or any other agreement contemplated by, or otherwise with respect to, this Agreement or the breach hereof, unless such court would not have subject matter jurisdiction thereof, in which event the parties consent to the jurisdiction of the state courts of the State of New York. The parties hereby waive and agree not to assert in any litigation concerning this Agreement the doctrine of forum non-conveniens.
     Section 12.09 Waiver Of Jury Trial. THE MEMBERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     Section 12.10 Arbitration. Any unresolved dispute, question, disagreement, controversy or claim arising from or relating to this Agreement or breach thereof that is to be settled by arbitration shall be settled by arbitration in New York, New York, administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Emergency Interim Relief Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties.
     Section 12.11 No Rights of Third Parties. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective members, successors and assigns subject to the express provisions hereof relating to successors and assigns. No other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     Section 12.12 Further Assurances. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions contemplated hereby.
     Section 12.13 Survival. The covenants contained in this Agreement which, by their terms, require performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.
     Section 12.14 Headings. Headings are included solely for convenience of reference and if there is any conflict between headings and the text of this Agreement, the text shall control.

     Section 12.15 No Broker. Each Member represents and warrants that it has not dealt with any broker in connection with this Agreement and agrees to indemnify, defend and hold harmless each other Member and its Affiliates from all claims or damages as a result of its representation and warranty contained in this sentence being false. Each Member further represents and warrants that it has not dealt with any broker with respect to the acquisition of its Company Interests or the acquisition by the Company of the Company Assets and agrees to indemnify, defend and hold harmless each other Member and its Affiliates from all claims or damages as a result of its representation and warranty contained in this sentence being false.
     Section 12.16 Services to Members. Each Member hereby acknowledges and recognizes that the Company has retained, and may in the future retain, the services of various professionals, including general and special legal counsel, accountants, architects and engineers, for the purposes of representing and providing services to the Company in the investigation, analysis, acquisition, development, renting, marketing and operation of the Company Assets, or otherwise. Each Member hereby acknowledges that such persons or entities may have in the past represented and performed and currently and/or may in the future represent or perform services for certain of the Members or their Affiliates. Accordingly, each Member and the Company consents to the performance by such persons or entities of services for the Company and waives any right to claim a conflict of interest based on such past or present representation or services to any of the Members or their Affiliates.
     Section 12.17 Currency. Any exchange of funds between the Company and its Members shall be made in United States dollars, including any distribution, reimbursement or fee payable to Members and any Capital Contributions made by Members. In addition, all calculations including, without limitation, those relevant to distributions and fees shall be based on United States dollars.
     Section 12.18 Attorneys’ Fees. Should any litigation be commenced between the parties hereto or their representatives, or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of his or its property or assets concerning any provision of this Agreement or the rights and duties of any Person in relation thereto, the party or parties prevailing in such may be granted a reasonable sum as and for his or its or their attorneys’ fees and court and other costs in such matter, which amount shall be determined by the judicial referee, a court in such litigation or in a separate action brought for that purpose.
     Section 12.19 Compliance with ERISA
(a) The Company will not enter into any agreements, or suffer any conditions, that Investor determines would result in a Plan Violations. At Ashford’s request, Investor shall deliver notice of each such determination to Ashford together with an explanation of the reasons for the determination.
(b) Investor and Ashford will cooperate in all reasonable respects to discover and correct Plan Violations.

ARTICLE XIII
REIT COMPLIANCE
     Section 13.01 REIT Compliance. The Members and the Program Representatives acknowledge that Investor is indirectly owned through one or more pass-through entities by the PRISA III Fund REIT, Inc. (the “Investor REIT”), and that Ashford is subject to the federal income tax rules applicable to REITs (as defined below). The Members and the Program Representatives acknowledge and agree that:
(a) the business and affairs of the Company will be managed in a manner that will ensure that the Investor REIT and Ashford qualify as a real estate investment trust under the Code (a “REIT”) and do not incur any amount of tax pursuant to Sections 857 or 4981 of the Code;
(b) the Program Representatives shall be entitled to exercise any vote, consent, election or other right under this Agreement consistent with this Section 13.01 and without regard to whether conducting the business of the Company in such manner will maximize either pre-tax or after-tax profit of the Company to the Members;
(c) it is the intent of the PIM Program Representative to exercise its approval rights pursuant to Sections 6.01, 6.13, this Article XIII, the Program Agreement and under any other provision of this Agreement or the organizational documents of any Subsidiary in order to ensure that the Investor REIT qualifies as a REIT and does not incur any amount of tax pursuant to Sections 857 or 4981 of the Code; and
(d) it is the intent of the Ashford Program Representative to exercise its approval rights pursuant to Sections 6.01, 6.13, this Article XIII, the Program Agreement and under any other provision of this Agreement or the organizational documents of any Subsidiary, in order to ensure that Ashford qualifies as a REIT and does not incur any amount of tax pursuant to Sections 857 or 4981 of the Code; and
(e) the Program Representatives shall cooperate in all reasonable respects with respect to (i) the structuring of the acquisition and operation of any Qualifying Investment, any REO Property or any other Company Asset, and (ii) changes to the structure of the ownership or operation of any existing Investment, REO Property or other Company Asset, as may be necessary or advisable to allow Investor REIT or Ashford to each qualify as a REIT and not incur any amount of tax pursuant to Sections 857 or 4981 of the Code, including, without limitation, by structuring the acquisition, operation or ownership of any such Qualifying Investment, existing Investment, REO Property or any other Company Asset in a manner that would allow Investor REIT and Ashford, as each may request, to invest in all or a part of such Qualifying Investment, Investment, REO Property or other Company Asset, through one (1) or more taxable REIT subsidiaries (as defined in Section 856(1) of the Code), so long as the structuring requested by one party does not adversely affect the economic terms intended to be provided the other party under this Agreement.

ARTICLE XIV
REOC COMPLIANCE
     Section 14.01 Application. The Members acknowledge and agree that the provisions of this Article XIV shall be applicable if Investor REIT has a direct or indirect ownership interest in the Company.
     Section 14.02 REOC Compliance. The Members acknowledge that the Operating Partner is intended to qualify as a REOC under the Plan Assets Regulation and, to the extent the underlying Company Assets constitute an investment in real estate that is managed or developed (within the meaning of the Plan Assets Regulation), that the ownership interest in the Company is intended to qualify as a real estate investment for purposes of qualification by the Operating Partner as a REOC. The Members agree that the Operating Partner shall have the following management rights with respect to such underlying real estate (the “Land”) and further agree that they will give due consideration to such input as may be provided by the Operating Partner in exercise of such rights:
(a) The right to review and approve the Land’s annual budgets and business plans, and to offer suggestions and input regarding the same;
(b) The right to review and approve any agreements with independent contractors with respect to the Land that provide for payments in excess of $10,000 and to offer suggestions and input regarding the same;
(c) The right to review and approve any capital expenditures for the Land in excess of $10,000 and to offer suggestions and input regarding the same;
(d) The right to discuss, and provide advice with respect to, the Land with the Company’s members, officers, employees, directors and agents and the right to consult with and advise the Company’s management on matters materially affecting the Land;
(e) The right to submit business proposals or suggestions relating, to the Land to the Company’s management from time to time with the requirement that one or more members of the Company’s management discuss such proposals or suggestions with the Operating Partner within a reasonable period after such submission and the right to call a meeting with the Company’s management in order to discuss such proposals or suggestions; and
(f) The right (i) to visit the Company’s business premises and the Land during normal business hours, (ii) to receive financial statements, operating reports, budgets or other financial reports of the Company (including those relating to the Land) on a regular basis describing the financial performance, significant proposals and other material aspects of the Company (including the Land), (iii) to examine the books and records of the Company (including those relating to the Land) and (iv) to request such other information relating to the Company (including the Land) at reasonable tunes and intervals in light of the Company’s normal business operations concerning the general status of the Company’s business, financial condition and operations (including the Land) but only to the extent such information is reasonably available to the Company and in a format consistent with how the Company maintains such information.
The Company shall not enter into any agreement delegating to any person management rights with respect to the Land other than agreements (i) that are terminable by the Company on not more than one month’s notice without penalty or cause and (ii) pursuant to which the Company maintains substantial oversight and approval rights with respect to the delegated management functions. Any such agreement must provide that it is fully subject to all, and in no way limits or abrogates any, of Investor’s (and the Operating Partner’s) approval and other rights with respect to the Land. The Members hereby acknowledge and agree that all rights of Investor (and the Operating Partner) in respect of the Company and the Land shall be exercised and enforced solely by the sole member of Investor in its capacity as such. In the event the Land is owned by an entity that is owned, directly or indirectly, by the Company, Investor (and the Operating Partner) shall have the same rights with respect to the Land as they would have hereunder were the Land owned directly by the Company, and the Company shall take such actions, and/or cause any such entity to take such actions, as are necessary to achieve the foregoing result.
     Notwithstanding the provision of Sections 2.10 and 12.19, and this Article XIV, nothing contained therein shall require the parties hereto to waive, modify or otherwise amend the definition of “Qualifying Investments” and to the extent that any Qualifying Investments are deemed not suitable by Investor under the provisions of Sections 2.10 and 12.19 or Article XIV, such Qualifying Investment shall be deemed “rejected” for purposes of this Agreement and the Program Agreement as provided herein and therein.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PRISA III INVESTMENTS, LLC, a Delaware limited liability company
By:	PRISA III REIT Operating LP, a Delaware limited partnership, its sole member

By:	PRISA III OP GP, LLC, a Delaware limited liability company, its general partner

By:	PRISA III Fund LP, a Delaware limited partnership, its manager

By:	PRISA III Fund GP, LLC, a Delaware limited liability company, its general partner

By:	PRISA III Fund PIM, LLC, a Delaware limited liability company, its sole member

By:	Prudential Investment Management, Inc., a Delaware corporation, its sole member

By:	/s/ James P. Walker
	Name:	James P. Walker
	Title:	Vice President

ASHFORD HOSPITALITY FINANCE LP, a Delaware limited partnership
By:	Ashford Hospitality Finance General Partner LLC, a Delaware limited liability company, its general partner
By:
	Name:	David Brooks
	Title:	Vice President

Signature Page to Limited Liability Company Agreement

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PRISA III INVESTMENTS, LLC, a Delaware limited liability company
By:	PRISA III REIT Operating LP, a Delaware limited partnership, its sole member

By:	PRISA III OP GP, LLC, a Delaware limited liability company, its general partner

By:	PRISA III Fund LP, a Delaware limited partnership, its manager

By:	PRISA III Fund GP, LLC, a Delaware limited liability company, its general partner

By:	PRISA III Fund PIM, LLC, a Delaware limited liability company, its sole member

By:	Prudential Investment Management, Inc., a Delaware corporation, its sole member

By:
	Name:	James P. Walker
	Title:	Vice President

ASHFORD HOSPITALITY FINANCE LP, a Delaware limited partnership
By:	Ashford Hospitality Finance General Partner LLC, a Delaware limited liability company, its general partner
By:	/s/ David Brooks
	Name:	David Brooks
	Title:	Vice President

Signature Page to Limited Liability Company Agreement

SCHEDULE A

				UNFUNDED	WESTIN
	MEMBER	PERCENTAGE	CAPITAL	CAPITAL	LOANS
MEMBER NAME	ADDRESS	INTEREST	COMMITMENT	COMMITMENT	INVESTMENT

PRISA III	c/o Prudential Investment	75%	$300,000,000	$283,834,687.50	$16,165,312.50
Investments, LLC	Management
8 Campus Drive
Parsippany, NJ 07054

Ashford	c/o Ashford Hospitality Trust	25%	$100,000,000	$94,611,562.50	$5,388,437.50
Hospitality	14185 Dallas Parkway
Finance LP	Suite 1100
Dallas, Texas 75254
Investments
1. Westin Loans Investment. As of February 5, 2008, the Company formed PIM Ashford Subsidiary I, LLC, a Delaware limited liability company (“Subsidiary I”), to acquire all of the right, title and interest of Ashford Hospitality Finance LP (“Assignor”) in, to and under that certain mezzanine loan (the “Westin Loans Investment”) originated in accordance with that certain Mezzanine Loan Agreement dated December 5, 2007 by and among Assignor and Transwest Tucson II, L.L.C., formerly known as SCG Tucson II, L.L.C. (“La Paloma Borrower”), a Delaware limited liability company, and Transwest Hilton Head II, L.L.C, formerly known as SCG Hilton Head II, L.L.C, a Delaware limited liability company (“Hilton Head Borrower” and together with La Paloma Borrower, “Borrowers”). Subsidiary I is the owner of the Westin Loans Investment pursuant to that certain Assignment and Assumption of Loan Documents dated as of February 6, 2008.

Exhibit C to LLC Agreement
Investment Criteria
•	Target Returns: Overall Venture unlevered returns of 9% - 13+% yield on Venture equity with the variance depending upon the relative risk/reward profile of the investment.
•	Investment Period: Each Venture will have an investment period of two years from closing of the Venture.
•	Collateral: Participations in first mortgages, second mortgages, stock secured loans, guarantees, preferred equity, or pledge of equity interests in Borrower’s collateral or other collateral acceptable to the Members.
•	Collateral Asset Class: Single hotel assets, hotel portfolios, and preferred positions in hotel entities. Full-service (branded and independent) hotels and resorts in upper-upscale to luxury segments along with branded select service hotels in upscale and mid-scale segments. Extended stay and economy assets may be considered if they constitute a minority position in a portfolio.

•	Location: Hotels located in the U.S.
•	Investment Size: Maximum single asset investment of $50 million (with typical range of $10 - $25 million) and up to $75 million for diversified portfolio.
•	Capital Stack Positioning: Typically a position in the capital structure within the 60% - 85% LTV range based upon cost in the case of a new acquisition and Sponsor/Investor underwriting in the case of assets already owned. Additional collateral support may allow for higher LTV positions.
•	Loan Maturity: Generally three to five years (including extensions) for floating rate loans, whereas three to ten years for fixed rate. In select cases, maturities may be shorter, particularly if loans are acquired, rather than originated. Floating rates will typically have at least twelve month lockouts and fixed rates will be structured with either defeasance or yield maintenance.
•	Debt Service Coverage: Assets will be at least 1.0x TTM coverage unless adequate collateral support (reserves, guarantees, etc.) is provided.
•	REIT Compliance: Investments will comply with the REIT Compliance requirements in the organizational documents of the Master Joint Ventures and Subsidiaries, unless otherwise approved by Investor in its sole and absolute discretion.

Exhibit D to LLC Agreement
Hypothetical Investment Calculations Example
(All calculations contained herein contain rounding errors, but are confirmed on the attached spreadsheet)
The Company desires to acquire an existing mezzanine loan (the “Loan”) at a discount to its par value. The Loan is described as follows:
Original Principal Amount: $96,053,199
Interest Rate: LIBOR + 2.75%
Current LIBOR: 4.32%
Amortization: None
Purchase Price: $82,705,726
Discount: $13,140,709
Discount Margin: 6.82%
Sourcing Fee: $206,764 (0.25% of the Purchase Price)
Unreimbursed Company Expenses: $0
Origination Fee: $0
The Purchase Price is the price required to achieve a zero net present value of the projected income stream from the Loan (e.g., interest payments projected using the forward LIBOR curve plus receipt of the Discount at maturity) using a discount rate equal to current LIBOR plus the desired Discount Margin.
Section 1. Venture Cost
The Venture Cost is the Purchase Price (or if the Loan is originated by Ashford or the Company, the original principal balance of the Loan), plus the sum of (i) the Sourcing Fee and all Company Expenses allocable to the Loan (to the extent not reimbursed by the borrower), less (ii) the amount of any origination fees, application fees or similar upfront fees allocable to the Loan but only to the extent not in excess of the amounts described in clause (i) of this sentence. If and to the extent the amounts set forth in clause (ii) of the previous sentence exceed the amounts set forth in clause (i) of the previous sentence (the “Origination Excess”), the Origination Excess shall be distributed to the parties in accordance with their Current Yield Percentages (as calculated in Section 2 below); provided, however, the Origination Excess shall be excluded from the calculation of the Investment Yield and the Current Yield Percentages for all purposes.
          Venture Cost = $82,705,726 + $206,764 - 0 = $82,912,490
Section 2. Ashford Promote Qualification
For purposes of the Ashford Promote, the Investor Yield must be at least 9% for the period of calculation. The calculation utilizes the LIBOR rate in effect at the time the Loan is acquired. In addition, for this example, the calculation must take into account the payment of the Discount at maturity. Using the Discount Margin, the Investment Yield for any given period is as follows:
          = (4.32% Libor + 6.82%) x Purchase Price / Venture Cost = 11.11%
The resulting Ashford Yield and Investor Yield are:

          Ashford Yield = 1.3 x 11.11% = 14.45%
          Investor Yield = [(75% x 11.11%) - [(14.45% - 11.11%) x 25%]] / 75% = 10.00%
The difference between the Ashford Yield and the Investor Yield does not exceed the Maximum Spread of 4.5%. Therefore, no further adjustment to the yields is required.1 Since the Investor Yield exceeds 9%, the Loan qualifies for the Ashford Promote.2
The Current Yield Percentages for purposes of distributing any Origination Excess are:
          Ashford Yield Percentage = 14.45% x 25% / 11.11% = 32.5%
          Investor Yield Percentage = 10% x 75% / 11.11% = 67.5%
Section 3. Monthly Payments of Current Income
Each monthly payment of interest is calculated pursuant to the terms of the loan documents, typically being the Loan Principal x Interest Rate x number of days in the month / 360 days. For this example, we will review the first February interest payment of $543,875. Upon receipt of the monthly payment, an Investment Yield will be calculated by annualizing the payment as follows (the “Annualized Interest Payment”).
          = $543,875 x 365days / 28 days = $7,089,799.11
The Annualized Payment / Venture Cost = the “Annualized Investment Yield”
          = $7,089,799.11 / Venture Cost = 8.55%
The Annualized Investment Yield is split into the Ashford Yield and Investor Yield as follows:
          Ashford Yield = 1.3 x 8.55% = 11.12%
          Investor Yield = [(75% x 8.55%) - [(11.12% - 8.55%) x 25%]] / 75% = 7.70%
The difference between the Ashford Yield and the Investor Yield does not exceed the 4.5% Maximum Spread, so no adjustment is required to the Ashford Yield.
The monthly interest payment is divided between Ashford and Investor based on their respective Current Yield Percentages as follows:
          Ashford Yield Percentage = 11.12% x 25% / 8.55% = 32.5%
          Investor Yield Percentage = 7.70% x 75% / 8.55% = 67.5%
Thus, Ashford receives $176,759 (32.5% of the interest payment) and Investor receives $367,115 (67.5% of the interest payment).

[1]	Had the difference between the Ashford Yield and the Investor Yield exceeded 4.5%, the Ashford Yield would be reduced (and the Investor Yield consequently increased) until the spread equaled 4.5%.

[2]	If there are other Investments in the Company, the Investor Yield for each Investment must be weight averaged (based on Investor’s invested capital) to determine if the 9% threshold is satisfied.

Section 4. Amortization and Other Payments
If the Loan had a regularly scheduled amortization feature, the principal amount received each month would be allocated pro rata among (i) principal applied against the Venture Cost, which would be distributed to the parties in accordance with their Percentage Interests, and (ii) principal to be applied against the Discount, which would be added to the Annualized Interest Payment for calculation of the Ashford Yield and Investor Yield and distributed to the parties in accordance with their resulting Current Yield Percentages, as described in the prior Section 3. The amount to be applied against the Venture Cost is the ratio that the Purchase Price bears to the Original Principal Amount of the Loan. The amount to be applied against the Discount is the ratio that the Discount bears to the Original Principal Amount of the Loan.3 In the event the Loan is partially prepaid prior to maturity, the principal amount prepaid shall be allocated and distributed in the manner described in this paragraph (and footnote 3), with any prepayment penalty or exit fees received in connection therewith added to the Annualized Interest Payment for calculation of the Ashford Yield and Investor Yield in accordance with Section 3.
Except as otherwise provided in the prior paragraph, if the Company receives any extension fees, late payment fees, assumption fees or default interest (to the extent in excess of the non-default interest rate) prior to the full Loan repayment date (which do not constitute principal allocable to a return of Venture Cost or a reimbursement of Company Expenses), such amounts shall be excluded from the calculation of the Investment Yield and the Current Yield Percentages, and shall be distributed to the parties in accordance with their Percentage Interests.
Section 5. Ashford Promote Calculation
Assuming the Ashford Promote is qualified for the Company, on the second anniversary of the Company, the monthly Ashford Yields utilized for the then expired term of the Loan are recalculated by allocating an additional 5% of the Investment Yield to the Ashford Yields (i.e., an Investment Yield multiplier of 1.35x assuming no prior Maximum Spread adjustments. If there had been a Maximum Spread adjustment, the recalculation would utilize the actual multiplier + 0.05x).
For the February interest payment, the recalculated Ashford Yield is as follows:
          Ashford Yield = 1.35 x 8.55% = 11.54%
The Ashford Yield Percentage is recalculated with respect to each payment of monthly interest received during the expired term. For the February interest payment:
          Ashford Yield % = 11.54% x 25% / 8.55% = 33.75%
Thus, Ashford should have received $183,558 (33.75% of the interest payment). The shortfall of $6,798 together with the sum of the shortfalls for all months of the expired term totaling $150,321 are to be paid to Ashford by Investor as the Ashford Promote on the second anniversary of the Company.
The foregoing recalculation of the Ashford Yields and payment of shortfall amounts by Investor shall be performed on each anniversary date following the second anniversary of the Company, covering the prior twelve month period. Upon repayment of the Loan in full, the recalculation of the Ashford Yields and payment of shortfall amounts shall cover the period since the last anniversary date of the Company.

[3]	If the Loan were not purchased at a Discount, the full amount of the principal received would be distributed to the parties in accordance with their Percentage Interests.

Section 6. Payment of the Discount at Maturity
Upon full repayment of the Loan, a final Investment Yield in the form of an internal rate of return on the total cash flow (of whatever amounts or character) of the Venture Cost shall be calculated in order to determine the allocation of the Discount between Ashford and Investor.4 For this example, the Investment Yield is equal to 11.02% as shown on the attached spreadsheet (the “Final Investment Yield”1.
The Final Investment Yield is split into the Ashford Yield and Investor Yield (without reference to the Ashford Promote) as follows:
          Ashford Yield = 1.3 x 11.02% = 14.32
          Investor Yield = [(75% x 11.02%) - [(14.32% - 11.02%) x 25%]] / 75% = 9.92%
The difference between the Ashford Yield and the Investor Yield does not exceed the 4.5% Maximum Spread, so no adjustment is required to the Ashford Yield.
Because the Loan qualifies for the Ashford Promote, the final Ashford Yield and Investor Yield is calculated as follows (the “Final Yields”):
          Ashford Yield = (1.35) x 11.02% = 14.87%
          Investor Yield = [(75% x 11.02%) - [(14.87% - 11.02%) x 25%]] / 75% = 9.73%
The Discount is distributed to Ashford and Investor in such amounts that will achieve the parties having received their respective Final Yields for the overall Loan transaction.
Section 7. Fees received at Full Repayment.
When an Investment is paid in full at maturity (or prepaid in full prior to maturity), whether or not the Investment was purchased for a discount, the distribution of any prepayment premiums, exit fees, or equity participations will be allocated and distributed in the same manner as the Discount pursuant to Section 6 above.
See attached spreadsheet

[4]	The principal amount of the Loan not represented by the Discount shall be distributed to the parties in accordance with Section 4.03(b) of the Agreement.